CONSOLIDATED JUDICIAL REORGANIZATION PLAN OF

OI S.A. – UNDER JUDICIAL REORGANIZATION

TELEMAR NORTE LESTE S.A. – UNDER JUDICIAL REORGANIZATION

OI MÓVEL S.A. – UNDER JUDICIAL REORGANIZATION

COPART 4 PARTICIPAÇÕES S.A. – UNDER JUDICIAL REORGANIZATION

COPART 5 PARTICIPAÇÕES S.A. – UNDER JUDICIAL REORGANIZATION

PORTUGAL TELECOM INTERNATIONAL FINANCE BV – UNDER JUDICIAL REORGANIZATION

OI BRASIL HOLDINGS COÖPERATIEF UA – UNDER JUDICIAL REORGANIZATION

December 20, 2017

OI S.A. – Under Judicial Reorganization (“Oi”), a publicly held corporation, registered with the CNPJ/MF under No. 76.535.764/0001-43, with a registered office and a principal place of business at Rua do Lavradio nº 71, Centro, Rio de Janeiro - RJ, CEP 20230-070; TELEMAR NORTE LESTE S.A. – Under Judicial Reorganization (“TELEMAR”), a closely held corporation, registered with the CNPJ/MF under No. 33.000.118/0001-79, with a registered office and a principal place of business at Rua do Lavradio nº 71, Centro, Rio de Janeiro - RJ, CEP 20230-070; OI MÓVEL S.A. – Under Judicial Reorganization (“OI MÓVEL”), a closely held corporation, registered with the CNPJ/MF under No. 05.423.963/0001-11, with a registered office and a principal place of business at Setor Comercial Norte, Quadra 3, Bloco A, Edifício Estação Telefônica, térreo (parte 2), Brasília - DF, at Setor Comercial Norte, Quadra 3, Bloco A, Edifício Estação Telefônica, térreo (parte 2), CEP 70.713-900; COPART 4 PARTICIPAÇÕES S.A. – Under Judicial Reorganization (“COPART 4”), a closely held corporation, registered with the CNPJ/MF under No. 12.253.691/0001-14, with a registered office and a principal place of business at Rua General Polidoro, 99, 4º andar, parte, Botafogo, Rio de Janeiro-RJ, CEP 22280-004; COPART 5 PARTICIPAÇÕES S.A. – Under Judicial Reorganization (“COPART 5”), a closely held corporation, registered with the CNPJ/MF under No. 12.278.083/0001-64, with a registered office and a principal place of business at Rua General Polidoro, 99, 5º andar, parte, Botafogo, Rio de Janeiro-RJ, CEP 22280-004; PORTUGAL TELECOM INTERNATIONAL FINANCE B.V. – Under Judicial Reorganization (“PTIF”), a private legal entity organized and existing under the Laws of the Netherlands, with a registered office in Amsterdam, Naritaweg 165, 1043 BW, and principal place of business in this city of Rio de Janeiro; and OI BRASIL HOLDINGS COÖPERATIEF U.A. – Under Judicial Reorganization (“OI COOP”), a private legal entity organized and existing under the Laws of the Netherlands, registered with the CNPJ/MF under No. 16.770.090/0001-30, with a registered office in Amsterdam, Schiphol Boulevard 231,B tower, 5th floor, 1118 BH Schiphol, and principal place of business in this city of Rio de Janeiro (OI, TELEMAR, OI MÓVEL, COPART 4, COPART 5, PTIF, and OI COOP are hereinafter collectively referred to as “Oi Group” or “Debtors”), present, in the records of Judicial reorganization proceeding No. 0203711-65.2016.8.19.0001, pending at the 7th Commercial Court of the District of the Capital-RJ (“Judicial Reorganization”), in compliance with the provisions of art. 53 of Law 11.101/2005 (“LFR”), the present joint judicial reorganization plan (“Plan” or “PRJ”), in accordance with the following terms and conditions:

1.         Definitions and Interpretation Rules

1.1.      Definitions.     The terms and expressions printed in uppercase in this Plan will have the meanings attributed to them in Exhibit 1.1.

1.2.      Interpretation Rules.

1.2.1.   The Plan must be read and interpreted in accordance with the rules provided for in this Section 1.2 and its exhibits.

1.2.2.   Whenever required by the context, the definitions contained in this Plan will apply both in the singular and in the plural forms, and the masculine gender will include the feminine gender and vice-versa.

1.2.3.   The headers and titles of the clauses in this Plan should only serve as reference information and will not limit or affect the meaning of the clauses, paragraphs, or items to which they apply.

1.2.4.   Unless otherwise expressly provided for in this Plan, the exhibits and documents referred to in this Plan form an integral part or the Plan for all legal purposes and its content is binding. References to any documents or other instruments include all their amendments, replacements, and consolidations, as well as the respective complementation, unless otherwise expressly provided for in this Plan.

1.2.5.   Unless otherwise expressly provided for in this Plan, references to chapters, clauses, items, or exhibits will apply to chapters, clauses, items, and exhibits to this Plan.

1.2.6.   Under the terms of the applicable legislation, unless otherwise expressly provided for in this Plan, all references to the Debtors must be interpreted so as to include the legal entities to succeed them in their obligations, by reason of the corporate reorganization provided for in this Plan.

1.2.7.   The use of the terms “included” and “including”, among other similar terms in this Plan, followed by any statement, notice, or general subject cannot be interpreted so as to limit this statement, notice, or general subject to the items or specific subjects immediately included after the referred word — as well as similar items or subjects —, and must, on the contrary, be considered as a reference to all other items or subjects that could reasonable be included in the widest possible scope of such statement, notice, or subject, and these terms will always be interpreted as though they were accompanied with the term “for example purposes”.

1.2.8.   References to legal provisions and Laws must be interpreted as references to such legal provisions and Laws as they were in effect on the date of this Plan or on the date specifically determined by the context.

1.2.9.   All terms provided for in this Plan will be counted as provided for in art. 132 of the Civil Code, excluding the start date and including the expiration date, and, if the final term falls on a day rather than a Business Day, it will be automatically extended to the immediately subsequent Business Day.

1.2.10. Unless otherwise expressly provided for in this Plan: (a) in case of conflict between the clauses in this Plan, the clause that contains specific provisions will prevail over that which contains generic provisions; (b) in case of conflict between the provisions of the exhibits and/or documents referred to in this Plan and the provisions of this Plan, the Plan will prevail; and (c) in case of conflict between the provisions of this Plan and the obligations provided for in any agreements signed by the Debtors and/or their Affiliates prior to the Request Date, the Plan will prevail.

2.         Miscellaneous

2.1.      Oi Group and its Operations. Oi Group started its operations with the provision of fixed telephony services, but, throughout the years, by keeping up with the technological cycles and the market demand, it expanded its operation also to mobile telephony, Internet, and pay television areas, among others.

Currently, the Debtors provide telecommunication services in an integrated manner and under the same brand – “Oi” –, offering a variety of converging products, for both fixed and mobile telephony. Today, Oi Group is the largest fixed telephony service provider in Brazil (and one of the largest in Latin America), with 13.4 million lines in operation, which represents a market share of 34.1% of the total market of the country, servicing homes, companies, and telephony for public use. In addition, it is one of the largest conglomerates in the segment of mobile telephony, with a market share of 17.4% in this sector.

Oi Group’s operations also cover fixed and mobile broadband services, Wi-Fi, TV, and public telephony, considering that its supply of converging and integrated services has shown to be successful and necessary, as it helps increase user loyalty.

Oi Group also provides data communication and telephony services on an exclusive basis to 100% of the army sites located in Brazil’s dry border, in addition to operating Comandante Ferraz station’s telecommunications system, in the Antarctic, in partnership with the Ministry of Navy.

The social relevance of Oi Group is reflected in the expressive figures associated with tax revenue and the generation of employment; between 2013 and 2016 alone, Oi Group paid approximately BRL 34 billion to the public treasure in taxes, and currently relies on more than 131.3 thousand direct and indirect job slots in Brazil. Also, Oi Group (i) is engaging in social projects and initiatives, such as “Oi Futuro”, a social responsibility institute created in 2001 that includes projects in the segments of education, sustainability, sports, and culture, as well as (ii) participates in the conduction of public policies, such as the National Broadband Plan and Broadband in Schools.

In addition, Oi Group enables the electronic counting of votes in local and state elections occurred in the country, and thus makes possible the integration between the information obtained from 2,113 electoral districts and 12,244 electoral sections of the Regional Electoral Courts, which enables the transmission of this information to the Superior Electoral Court.

Oi Group’s operations are concentrated in Regions I, II, and III of the General Plan of Concessions (described in the initial petition of the Judicial Reorganization), and all telecommunication services provided depend on the prior concession of ANATEL, whether by means of grants, authorizations, licenses, or registrations.

In brief, Oi Group is one of the largest corporate conglomerates in the country, and is present in all 5,570 Brazilian cities, servicing more than 63 million clients. Within this context, the importance of Oi Group is unquestionable, not only to the Brazilian telecommunications system, but also and especially to the nationwide population, and therefore its uplift and recovery are crucial.

2.2.      Oi Group’s Structure. The corporate structure of Oi Group is represented in the organizational chart below:

As highlighted in the initial petition of the Judicial Reorganization, the activities of Oi Group are developed in a coordinated manner and under the corporate, operational, financial, administrative, and managerial single control of OI, which acts as a holding entity (in addition to being the holder of the concession of the “Commuted Fixed Telephone Service” – STFC [Serviço Telefônico Fixo Comutado] in Region II) of the group and whose shares are listed in the B3 and in the NYSE (in the latter case, with negotiation in the ADR format).

OI MÓVEL and COPART 4 are subsidiaries wholly owned by TELEMAR, which in turn is a subsidiary wholly owned by the controller OI, as well as PTIF, OI COOP, and COPART 5.

Fixed telephony operations are performed by TELEMAR, the concessionaire of the public service in point, while the provision of the cable TV services is the responsibility of OI MÓVEL, which is also the holder of the authorization to operate mobile telephony services.

PTIF, OI COOP, COPART 4, and COPART 5 are Oi Group’s investment companies. The first two entities, existing and organized under the Laws of the Netherlands, are mere financial vehicles of Oi Group, organized to obtain funds in the international market, which are intended, through loans, for the funding of activities in Oi Group’s operating companies in Brazil, considering that this structure is regularly used by several Brazilian conglomerates. Whereas the latter two are the owners of some of the main properties leased for Oi Group in the State of Rio de Janeiro.

2.3.      Reasons for the Crisis. The current financial situation of Oi Group is a result of several factors. The retention of a large amount of funds in court deposits arising from discussions within the regulatory, labor, tax, and civil scope, with immediate impact on the liquidity of Oi Group, as well as with the imposition of high administrative fines, particularly by ANATEL, has contributed to the worsening of Oi Group’s financial situation.

The change in the standards of consumption of telecommunication services, due to the technological evolution, worsened this scenario of financial difficulties even more. With the mass supply of mobile telephony, cable TV and Internet services, the attractiveness of fixed telephony services was reduced, which resulted in a decrease in the base of subscribers of Oi Group in this segment.

Notwithstanding the foregoing, the level of the objectives and goals associated with the obligations of universalization of fixed telephony services (consolidated in the General Plan of Universalization Goals, as provided for in the General Telecommunications Law) has remained stable since 1998, the year on which the concession agreements in effect were signed. Therefore, within the context of the referred obligations of universalization, Oi Group finds itself forced to make heavy investments in certain regions and remote locations, with low demographic density and a low-income population, obtaining, as a compensation, a small financial return as compared with the regulatory requirement of these investments.

Numbers regarding public telephones (popularly known as “orelhões”, “big ears”, in English) are an example of this lack of proportion between the obligations imposed to the Debtors within the scope of the universalization requirements vis-à-vis its financial compensation: currently, Oi Group operates approximately six hundred and forty-one thousand (641,000) public telephones across Brazil (with the exception of São Paulo), at an annual cost of approximately one hundred eighty million Reais (BRL 180,000,000.00), while the annual revenue generated by these public telephones is only two million seven hundred thousand Reais (BRL 2,700,000.00) in 2016 (considering that a reduction of more than 90% was verified between 2009 and 2016).

In addition, the costs to obtain funds incurred by Oi Group – taking into account the high interest rates adopted nationwide, as well as the need for and cost of foreign exchange protection for funds obtained abroad – are higher than the costs to obtain funds incurred by its direct competitors, who are international players, which also contributed to the deterioration of Oi Group’s financial situation.

On the other hand, it is notable that the Country’s economic scenario has been deteriorating over the past years, thus directly impacting the operations performed by Oi Group and negatively affecting its liquidity. Moreover, the profile of the market covered by fixed telephony concessionaires competing with the Debtors is more homogeneous and the economic power of their users is materially higher than that of those covered by Oi Group in its area of activity (larger and more heterogeneous than the area of activity of its competitors).

The combination of these factors prevented compliance with several obligations, primarily those assumed by reason of operations involving financial loans and fund raising through the issuance of bonds and debentures, which balances represent the majority of Oi Group’s current indebtedness, which gave rise to the request for Judicial Reorganization.

2.4       Previous Measures Adopted. Since the first signs of deterioration of its financial health, Oi Group has been collaborating with external financial and legal advisors, in Brazil and abroad, to help it in the negotiation process with creditors and in the assessment of feasible alternatives for its reorganization.

Over the past quarters, Oi Group has been implementing an internal restructuring project – referred to as “Transformation Plan” – comprising more than three hundred and seventy (370) initiatives, considering that the great majority of them have already been executed or are in the process of execution, which, in general terms, intends to increase its competitiveness in the market, improve productivity, and reduce costs and expenses, increase operational efficiency, and improve the quality of the services.

As a result, we could highlight the following in this period: (i) the launchings of innovative plans, such as Oi Livre in mobile telephony and Oi Total Play in the residential segment; (ii) the significant improvement of operational indicators, such as, for instance, the thirty-three point three percent (33.3%) reduction in the average time to solve defects and the thirty-one point three percent (31.3%) reduction in the average time to install services, both during the second quarter of 2017, in relation to the second quarter of 2016; (iii) the reduction of BRL one billion and two hundred million Reais (BRL 1,200,000,000.00) in costs and expenses in the first six months of 2017 in relation to the same period in 2016 and (iv) the improvement in several quality indicators, such as the twenty-eight point six percent (28.6%) reduction in incoming complaints at ANATEL, the twenty-one point six percent (21.6%) reduction in incoming complaints at Procon, and the fifty-eight point seven percent (58.7%) reduction in the filing of complaint actions in the Special Civil Court (JEC - Juizado Especial Cível), all in the second quarter of 2017 in relation to the second quarter of 2016.

2.5.      Reasons for the Joint Plan. Oi Group consists of companies that, under Oi’s common control, have a relevant economic and operational interconnection resulting especially from the interdependence and complementariness of the activities and services they provide, in addition to the management of the companies’ funds to the benefit of the common interest.

Oi Group’s managerial, administrative, and financial decisions are made by the controlling company, OI. On the other hand, Oi Group’s internal and corporate processes and organization are also integrated and fully unified.

In addition to this single and consolidated direction of the converging and integrated activities, and to the direct operational and commercial bond, the Debtors have a strict economic and financial relationship strongly interconnected among themselves, by virtue of agreements, guarantees, and obligations that bind them and make them financially dependent on one another.

The Debtors are parties to several intercompany loan agreements executed due to the management of Oi Group’s funds for the sake of the common interest. Furthermore, there are several debt agreements executed by Oi, Telemar, and Oi Móvel with financial institutions, in addition to several guarantees granted by one of the group’s companies in favor of the other. Among the transactions that demonstrate the Debtors’ economic and financial connection, we highlight: (i) the issuance of bonds in the international market by PTIF and Oi Coop, and Oi appears as full guarantor in such transactions, as well as the issuance of bonds, by Oi, in the international market, with Telemar appearing as guarantor of some series of such bonds; and (ii) the issuance of real estate Credit Bills, by COPART 4 and COPART 5, backed by the receivables corresponding to the rent amounts of real estates leased to Oi and Telemar, with Oi appearing as debtor and Telemar as guarantor in the agreement executed by COPART 5.

Furthermore, the operation center where the remote monitoring of the entire network of Oi Group is made is located in properties owned by COPART 4 and COPART 5, and leased to Oi Group.

From a commercial and operational point of view, Oi, Telemar, and Oi Móvel share the same physical and logistic infrastructure, and use “multi-service” networks through which communications and data related to different concessions of Oi Group travel (fixed and mobile telephony, Internet, and TV signal). This business model – which consists of a consolidated practice in the telecommunications sector – enables Oi Group to offer and sell several integrated package plans that include converging services under the single “Oi” brand, which encourages the loyalty of users, reduces the rate of discontinuation of consumers with respect to each one of the services contracted, and enables competition between Oi Group and the other operators of telecommunication services. Therefore, a significant part of the operating assets is intended for the provision of varied services, which would render unfeasible an eventual separation according to the owning company.

Therefore, considering the business model adopted by Oi Group, with integration and convergence in the provision of telecommunication services, the many cross guarantees and the consolidation of the corporate, operational, financial, administrative, and managerial control at Oi, the solution of the economic and financial crisis must occur in a joint and consolidated manner, under penalty of risking Oi Group’s restructuring process, which plays a crucial social role, to the evident detriment of the Creditors and other holders of interest (including those of social nature) that surround them, all interested in the resolution of the present situation (government, investors, financial institutions, employees, suppliers, consumers, etc.).

Assuming that some of the entities in Oi Group could not be the subject matter of reorganization, while others are under reorganization, implies ignoring the damaging consequence that would oppose to the remaining activity, in light of the legal and practical complexities that the lack of success of one of the companies could create, as the uplift of an entity in Oi Group depends on the reorganization of the entire group in conjunction, as provided for in this Plan and in the initial petition of the Judicial Reorganization.

2.6.      Economic, Financial, and Operational Feasibility of Oi Group. Notwithstanding the difficulties and factors that affect Oi Group, giving rise to the request for Judicial Reorganization, the current financial situation is temporary and transitory, considering that Oi Group is in a position to revert it, taking into account its economic magnitude.

The activities performed by the Debtors are profitable and feasible, and generate for Oi Group, in 2016, a gross revenue in the amount of forty-five billion Reais (BRL 45,000,000,000.00) and a net revenue of approximately twenty-six billion Reais (BRL 26,000,000,000.00). In addition, recent events reinforce the conclusion drawn with respect to the profitability of the activities of the Debtors and the feasibility of Oi Group. With the launching of the new “Oi” brand, to date, it was possible to verify (i) an increase in the sale of new “Oi Total” plans; (ii) a significant increase in the so-called RGU (revenue generating unit, equivalent to each service contracted); (iii) an increase in the operational efficiency; and (iv) a reduction in the service discontinuity rate.

Moreover, it is known that discussions between ANATEL and the Ministry of Communications are in an advanced stage with regard to changes in the regulatory environment, which can result in the transformation of the concessions into authorizations, as well as in the change in the legal system of the reversible assets, releasing the concessionaires from many of their obligations and making them more competitive in relation to their competitors operating under an authorization system. In fact, there are Legislative Bills in an advanced stage that are intended exactly to increase security in the change in the model, which will benefit all concessionaires, rather than only those linked to Oi Group. These changes will positively impact the Debtors’ situation, and therefore, they are also considered very important for the effective uplift of Oi Group, with the preservation of their corporate activities and, consequently, the maintenance of the source of production and employment, encouraging the company’s social function and stimulating economic activity, which are objectives expressly stated in the LFR and expressed in indelible clauses of the Brazilian Constitution.

The feasibility of the Plan and the measures provided for therein for the reorganization of Oi Group is attested and confirmed by the Reports, under the terms of art. 53, items II and III, of the LFR, which are included in Exhibit 2.6 of this Plan.

3.         Primary means of Reorganization

3.1.      Overview. Oi Group proposes the adoption of the measures listed below as a means to overcome its current and temporary economic and financial crisis, which are detailed in the specific sections of this Plan, under the terms of the LFR and other applicable Laws:

3.1.1.   Credits Restructuring: Oi Group will restructure and equalize its liabilities associated with Pre-Petition Credits and, at the discretion of Oi Group, with Post-Petition Credits whose holders wish to be subject to the effects of this Plan, under the terms of Section 4 of this Plan. Pre-Petition Creditors will remain creditors of Debtor that was its original debtor, except any changes arising from corporate reorganizations made pursuant this Plan or specific provision in a different sense in this Plan, and observing in any case the provision of Section 3.1.1.2 of this Plan.

3.1.1.1.            Debtors shall employ their best efforts to cancel the respective bonds issued and currently existing, in compliance with the provisions of the applicable legislation to each jurisdiction of Debtors, and may take all applicable and required measures in any and every applicable jurisdiction, including Brazil, United States of the America and United Kingdom, in order to comply with the respective applicable legislations and implement the measures set forth in this Plan, and they may, in such cases, consult third parties in relation to bonds issued abroad, such as, for instance, depositary institutions, in order to ensure that the measures to be implemented are in compliance with the legislations of the respective jurisdictions, except the provision of Section 11.4.

3.1.1.2.            Due to the consolidated nature of this Plan, Debtors shall be jointly liable for the fulfillment of all obligations set forth in this Plan.

3.1.2.   Mediation/Conciliation/Agreement: Oi Group can file Mediation/Conciliation/Agreement procedures with its Creditors contained in the Creditors’ List of the Bankruptcy Trustee during the Judicial Reorganization, under the terms of Section 4.4., as per the judicial decisions rendered on the topic.

3.1.3.   Disposal of Permanent Assets: as a manner of obtaining funds, Oi Group can dispose of the assets included in the permanent (noncurrent) assets of the Debtors listed in Exhibit 3.1.3, as well as other movable or immovable assets included in its permanent assets, as per Section 5.1 and art. 66 of the LFR., provided that possible requirements, authorizations or limitations that may be necessary are complied with, notably in regard to ANATEL.

3.1.4.   Capital Increase – New Funds: Oi Group shall, pursuant to Section 6 of this Plan and observing the provision of the Backstop Agreement, increase the capital in four billion Reais (BRL4,000,000,000.00), in order to ensure the minimum funds to make the necessary CAPEX investments and modernization of its infrastructure aiming at the implementation of the business plan contemplated in this Plan.

3.1.5.   New Funds: Oi Group can also prospect and adopt measures, including during the Judicial Reorganization, with the purpose of obtaining new funds under the terms of Section 5.3, through the implementation of eventual capital increases or other manners of raising funds in the capital market, to be approved on the terms of this Plan and of the respective bylaws of the companies of Oi Group, provided that it is in accordance with the provisions of this Plan and of arts. 67, 84, and 149 of the LFR. Any new funds raised in the capital market will be of a post-petition nature for the purposes of the provisions of the LFR, except regarding any capital increase, as they do not represent payment obligations.

3.1.6.   Corporate Reorganization: Oi Group can make the Corporate Reorganization, under the terms of Section 7 of this Plan, with the purpose of obtaining a more efficient structure that is appropriate to the implementation of the proposals provided for in this Plan and to the continuity of its activities, or any other corporate reorganization to be timely defined by the Debtors, provided that it does not cause a Material Adverse Effect on the companies included in Oi Group.

3.1.7.   Transitional Amendments to the Governance: In order to guarantee the execution of the measures provided for in this Plan and taking into consideration the several interests involved in the scope of the Judicial Reorganization, this Plan has transitional rules of corporate governance related to the creation of a Transitional Board of Directors and the formation of a New Board of Directors, so as to ensure the institutional stability of Oi Group and the implementation of this Plan.

3.1.8.   Court Deposits: After the Judicial Ratification of the Plan, Oi Group can immediately withdraw the full amount of the Court Deposits that have not been used for payment, as provided for in this Plan.

4.         Credit Restructuring:

4.1.      Labor Credits. In accordance with Sections 4.1.2 and 4.1.3 below, Labor Credits, as per the amounts indicated in the Creditors’ List of the Bankruptcy Trustee, will be paid in national currency, after the end of the grace period of one hundred and eighty (180) days as of the Judicial Ratification of the Plan, in five (5) equal and successive monthly installments, considering that the first installment will mature on the last Business Day of the grace period abovementioned, and the other installments on the same day in the subsequent months, upon Court Deposit in the case records of the Proceedings in which the Labor Creditor is a party or if the Labor Creditor is not a party of the Court Proceedings, observing the provisions in Section 13.4.

4.1.1.   Labor Credits not yet acknowledged on the date expected for the first payment as set forth in Section 4.1 above, will be paid as follows, after being acknowledged:

(a)        if held by Labor Creditors not in the Court Deposits Labor Creditor category, their payment will be made with a judicial deposit, in the case records of the Proceedings, after the final decision rendered in court that closes the Proceeding and ratifies the amount owed without the possibility of objection by Oi Group, in accordance with Section 4.1, starting the term of one hundred and eighty (180) days of the grace period, on the date on which the referred decision is rendered in court, considering that the first installment will mature on the last Business Day of the grace period abovementioned, and the other installments on the same day in the subsequent months; or

(b)        if owned by Court Deposits Labor Creditors (or those which eventually meet this category, if any Court Deposit is made by Oi Group in the respective Proceeding dealing with the Labor Credit in point after the presentation of this Plan to the Judicial Reorganization Court, their payment will be made in accordance with Section 4.1.2 below.

4.1.2.   Court Deposits Labor Creditors. Labor Credits held by Court Deposits Labor Creditors will be paid through the withdrawal of the amount of the Court Deposit by the respective Court Deposits Labor Creditor, after the Judicial Ratification of the Plan, up to the limit of the amount of the referred Labor Credit contained in the Creditors’ List of the Bankruptcy Trustee.

4.1.2.1.            In the event that the Court Deposit referred to in Section 4.1.2 above is greater than the amount of the respective Labor Credit contained in the Creditors’ List of the Bankruptcy Trustee, the exceeding amount will be withdrawn by Oi Group.

4.1.2.2.            In the event that the Court Deposit referred to in Section 4.1.2 above is evidently less than the amount of the respective Labor Credit contained in the Creditors’ List of the Bankruptcy Trustee, the remaining balance of the respective Labor Credit will be paid with a judicial deposit, in the case records of the Proceedings, in national currency, after the decision rendered by the Labor Court that ratifies the amount owed and after the end of the grace period of one hundred and eighty (180) days as of the Judicial Ratification of the Plan, in five (5) equal and successive monthly installments, considering that the first installment will mature on the last Business Day of the grace period abovementioned, and the other installments will mature on the same day in the subsequent month, always with a judicial deposit, in the case records of the Proceedings.

4.1.2.3.            In accordance with Section 4.1.2.1 above, the amount of the Labor Credit held by the Court Deposits Labor Creditor will be paid for purposes of indemnity, comprising any and all fees of the respective Labor Attorneys or other professionals, as well as court expenses and costs incurred by the Court Deposits Labor Creditor in point.

4.1.3.   Fundação Atlântico Labor Credit. The Fundação Atlântico Labor Credit will be paid under the following conditions, in accordance with the amount contained in the Creditors’ List of the Bankruptcy Trustee:

4.1.3.1.            Grace Period: grace period of amortization of the principal of five (5) years, as of the date of the Judicial Ratification of the Plan.

4.1.3.2.            Installments: amortization of the principal in six (6) annual and successive installments, with the first installment maturing on the last Business Day of the grace period referred to in Section 4.1.3.1 above.

4.1.3.3.            Interest/inflation adjustment: INPC + five point five percent (5.5%) per year, incurred as of the Judicial Ratification of the Plan, considering that (i) the interest and inflation adjustment incurred throughout the first five (5) years as of the Judicial Ratification of the Plan will not be paid during this period, and will be capitalized to the amount of the principal on a yearly basis; and (ii) the interest incurred on the new amount of the principal will be paid annually as of the last Business Day of the month in which the term referred in item (i) above ends, in conjunction with the installments regarding the amortization of the principal.

4.2.      Secured Credits. Secured Credits will be grouped and paid as follows:

4.2.1.   Grace Period: grace period of amortization of the principal of seventy-two (72) months, from the date of the Judicial Ratification of the Plan.

4.2.2.   Principal: the amount of the principal will be paid in one hundred eight (180) monthly and successive installments, with the first installment maturing on the fifteenth (15th) day of the seventy-third (73rd) month from the Judicial Ratification of the Plan, and the others on the same day, every subsequent month, as of the first payment, as per the percentages of the amount of the principal described in the following progressive table:

Months	Percentage of the amount to be amortized per month
0 to 72nd	0.0%
73rd to 132nd	0.33%
133rd to 179th	1.67%
180th	1.71%

4.2.3    Interest: Long-Term Interest Rate (TJLP), disclosed by the Central Bank, added by 2.946372%, considering that:

(i)        interest incurred throughout the first four (4) years from the Judicial Ratification of the Plan will not be paid during this period, and will be capitalized on a yearly basis to the amount of the principal, so that the balance of the principal at the end of each year is the initial balance of the period added to the interest capitalized during the period in point, as per the following formula:

final balance of the period = initial balance of the period x (1+t)DC/360,

where t represents the inflation adjustment and interest rate originally contracted and DC represents consecutive days; and

(ii)       as of the fifteenth (15th) day of the forty-ninth (49th) month from the Judicial Ratification of the Plan, the interest incurred on the new amount of the principal will be paid on a monthly basis, in national currency, until the full payment of the principal under the terms of this Plan.

4.2.4    Other contractual conditions: the Debtors undertake to comply, until the full payment of the Secured Credits, the terms and conditions described in Exhibit 4.2.4.

4.3       Unsecured Credits.

4.3.1    Payment and Restructuring of Unsecured Credits: Unless otherwise provided for in this Plan, each Unsecured Creditor may opt, at its discretion, to have the entirety of its respective Unsecured Credits paid in the manner set forth in Section 4.3.1.1 or restructured by means of the options set forth in Sections 4.3.1.2 and 4.3.1.3 below, without possibility of voluntary division of the amount of credit among the referred to options and observing the respective Unsecured Credits limits.

4.3.1.1             Linear Payment of Unsecured Credits: Except if set forth otherwise in this Plan:

(i)         Unsecured Creditors holding ME/EPP Credits or Class III Credits in an amount equal to or less than one thousand Reais (BRL 1,000.00): The Unsecured Creditors that opt for the credit payment form set forth in this Section 4.3.1.1 will receive their respective Credits in one single installment by the twentieth (20th) Business Day as of the Judicial Ratification of the Plan or the Acknowledgment of the Plan in the Creditor’s Jurisdiction, as applicable, limited to the amount of the Creditors’ List of the Bankruptcy Trustee.

(ii)        Unsecured Creditors holding ME/EPP Credits or Class III Credits in an amount superior to one thousand Reais (BRL 1,000.00): The Unsecured Creditors may opt, through the electronic platform made available by Oi at the electronic address www.recjud.com.br, for receipt under the terms of this Section 4.3.1.1, provided that they agree to receive only the amount of one thousand Reais (BRL 1,000.00) as full payment of their respective Unsecured Credit, as applicable, which comprises, when applicable, any and all attorney's or other professional fees, as well as court expenses and costs incurred by the Unsecured Creditor in point. Within this context, the payment will be made by the twentieth (20th) Business Day from the end of the term for the choice of credits payment to be made by the respective Unsecured Creditor through the electronic platform made available by Oi at the electronic address www.recjud.com.br, and neither the ME/EPP or Class III Creditor, nor its attorneys will be eligible to receive any amounts in addition to that indicated in this Section 4.3.1.1.

4.3.1.2             Restructuring Option I: Unsecured Creditors holding ME/EPP or Unsecured Credits or Class III Credits may opt for Restructuring Option I, by which their respective Unsecured Credits shall be restructured, up to six (6) months from the date of the Judicial Ratification of the Plan, under Section 4.3.1.2.1 and in observance of the limit set forth in items (a) and (b) below for Unsecured Credits in Reais and United States Dollars, respectively.

(a)        A part of the Unsecured ME/EPP Credits or Class III Credits will be represented in Reais by the amount of the Unsecured Credits in Reais which choose Restructuring Option I, up to the maximum limit of ten billion Reais (BRL 10,000,000,000.00),  and each Unsecured Creditor may choose one of the following payment options: (i) restructuring of the Unsecured Credit in Reals, as per the terms and conditions provided for in Exhibit 4.3.1.2(a1); (ii) private debentures as per the terms and conditions provided for in Exhibit 4.3.1.2(a2); or (iii) public debentures, in the same terms and conditions of the private debentures; and

(b)       A part of the Unsecured ME/EPP Credits or Class III Credits will be represented in United States Dollars by the amount of the Unsecured Credits in United States Dollars which choose Restructuring Option I,  in accordance with the provisions of art. 50, paragraph 2, of the LFR, up to the maximum limit of one billion one hundred and fifty million United States Dollars (USD 1,150,000,000.00) and paid under the terms and conditions provided for in Exhibit 4.3.1.2(b), assuming Debtors the liens related to the taxes that may be levied in Brazil, including, but not limited to, the lien of the withholding income tax (gross up). In the event the choices of Unsecured Creditors of the payment option provided for in Section 4.3.1.3 do not reach the limit set forth in Section 4.3.1.3, an occasional remaining balance shall be automatically added to the limit established in this Section 4.3.1.2(b).

4.3.1.2.1          In observance of the proportional allocation of the Unsecured Credits subject to Restructuring Option I in view of the entirety of ME/EPP or Class I Unsecured Credits payable within the limits set forth in items (a) and (b) of Section 4.3.1.2, as applicable, the ME/EPP or Class III Credits in point will be restructured as follows:

(a)        Grace Period: grace period of amortization of the principal of sixty (60) months, from the Judicial Ratification of the Plan;

(b)       Principal: the amount of the principal will be amortized in twenty-four (24) semi-annual and successive installments, with the first installment maturing on the twenty-fifth (25th) day of the sixty-sixth (66th) month from the Judicial Ratification of the Plan, and the others on the same day, every six (6) months, as of the first payment, as per the percentages of the amount of the principal plus the capitalized interest (as per item (c) below), pursuant to the following progressive table:

Semesters	Percentage of the amount to be amortized per semester
0 to 10th	0%
11th to 20th	2.0%
21st to 33rd	5.7%
34th	5.9%

(c)                   Interest: (A) ME/EPP or Class III Credits originally denominated in Reais will incur interest corresponding to the annual rate of eighty percent (80%) of the CDI; and (B) ME/EPP or Class III Credits originally denominated in United States Dollars, interest of one point seventy-five percent (1.75%) per year, considering  that the interest shall be annually capitalized by the amount of principal and paid on a semi-annual basis as of the twenty-fifth (25th) day of the sixty-sixth (66th) month counted as from the date of the Judicial Homologation of the Plan.

(d)       Assignment of Rights: The contractual instruments that may be entered into with such ME/EPP Unsecured Creditors or Class III, as the case may be, and any claims within the scope of such contractual instruments and any legal, equitable rights or any other economic interests provided for in such contractual instruments or arising therefrom, may only be transferred, assigned, contributed, made available or in other way disposed of (in whole or in part), upon notification to Debtors pursuant to Article 290 of the Civil Code and as long as the following are observed (i) the Code of Ethics of Group Oi available on this date at the address http://ri.oi.com.br and (ii) that the respective assignment does not involve individuals or legal entities indicated in the list of the Office of Foreign Assets Control (OFAC), of the Treasury Department of the United States of America.

4.3.1.2.2          Once the limit established in item (a) of Section 4.3.1.2 above for Unsecured Credits to be restructured in Reais or the limit set forth in item (b) of Section 4.3.1.2 above for Unsecured Credits to be restructured in United States Dollars is reached, the Creditors holding ME/EPP Credits or Class III Credits that have chosen the Restructuring Option I shall have part of their Unsecured Credits paid according to the option chosen, proportionally and limited to the amount of the respective Unsecured Credit presented in the List of Creditors of the Bankruptcy Trustee. The remaining balances shall be automatically allocated to be paid according to Section 4.3.6 below.

4.3.1.3             Restructuring Option II: The Unsecured Creditors holding ME/EPP Unsecured Credits or Class III Credits may choose the Restructuring Option II, according to which the respective Unsecured Creditors shall be restructured by the amount of the Unsecured Credits in United States Dollars that choose the Restructuring Option II, within up to six (06) months from the date of Judicial Ratification of the Plan, pursuant to Section 4.3.1.3.1 and observing the maximum limit of eight hundred fifty million United States Dollars (USD 850.000.000,00) for Unsecured Credits.

4.3.1.3.1          Complying with the proportional allocation of the Unsecured Credits that choose the Restructuring Option II regarding the total amount of ME/EPP or Class III Credits to be paid within the limit set forth in Section 4.3.1.3., the ME/EPP or Class III Credits in question shall be restructured as follows:

(a)        Grace Period: grace period of amortization of principal of sixty (60) months, counted from the Judicial Ratification of the Plan.

(b)       Principal: the amount of principal shall be amortized in twenty-four (24) successive installments on a semi-annual basis, and the first one shall be due on the twenty-fifth (25th) day of the sixty-sixth (66th) month counted from the Judicial Ratification of the Plan, and the other installments shall be due on the same day every six (06) months as of the first payment, according to percentages of the amount of principal, plus capitalized interest (according to item (c) below), described in the progressive table below:

Semesters	Percentage of the amount to be amortized per semester
0 to 10th	0%
11th to 20th	2.0%
21rd to 33rd	5.7%
34th	5.9%

(c)        Interest: interest of one-point twenty-five percent (1.25%) per year, considering that the interest shall be capitalized on an annual basis by the amount of principal and paid on a semi-annual basis from the twenty-fifth (25th) day of the sixty-sixth (66th) month counted from the date of Judicial Ratification of the Plan, taking into consideration that:

(i)         Ten percent (10%) of the interest incurred during the sixty (60) first months as of the Judicial Ratification of the Plan will be paid every six months, in cash, on the twenty-fifth (25th) day of the interest period;

(ii)        Ninety percent (90%) of the remaining interest and inflation adjustment incurred during the first sixty (60) months from the Judicial Ratification of the Plan, will not be paid during this period, and will be capitalized on a yearly basis to the amount of the principal, so that the balance of the amount of the principal at the end of each year is the initial balance of the period added to the interest capitalized during the period; and

(iii)       as of the sixty-sixth (66th) month counted from the Judicial Ratification of the Plan, one hundred percent (100%) of the interest and inflation adjustment incurred on the new principal will be paid every semester, on the twenty-fifth (25th) day of each interest period.

4.3.1.3.2          Assignment of Rights: The contractual instruments to be entered into with such ME/EPP or Class III Unsecured Creditors, as applicable, and any claims thereunder and any legal, equitable or other economic interest set forth therein shall not be transferred, assigned, contributed, conveyed, or otherwise alienated (in whole or in part), including but not limited to by way of sub-participation or discounting of any of such contractual instruments in a manner that would alter the ultimate beneficiary thereof without the prior consent in writing from the Debtors and all ME/EPP or Class III Unsecured Creditors that choose the Restructuring Option II. In addition, no encumbrance or lien on, or right in, any such contractual instruments may be granted or conveyed by any ME/EPP or Class III Unsecured Creditors that choose the Restructuring Option II without the prior consent in writing from the Debtors and all ME/EPP or Class III Unsecured Creditors, as applicable, that choose the Restructuring Option II.

4.3.1.3.3.         Once the limit set forth in Section 4.3.1.3 above for Unsecured Credits is reached, Creditors holding ME/EPP or Class III Credits that have opted for Restructuring Option II shall have part of their Unsecured Credits paid pursuant to the chosen option, in a pro rata manner and limited to the amount of the respective Unsecured Credit included in the Creditors’ List of the Bankruptcy Trustee. The outstanding balances shall be automatically paid under Section 4.3.6 below.

4.3.1.3.4. If the choices of Unsecured Creditors of this payment option do not reach the limit set forth in Section 4.3.1.3 above, an occasional remaining balance shall be automatically added to the limit set forth in Section 4.3.1.2(b). Accordingly, if the choices of the Unsecured Creditors of the payment option set forth in Section 4.3.1.2(b) do not reach the limit established in Section 4.3.1.2(b), any remaining balance shall be automatically added to the limit established in Section 4.3.1.3.

4.3.1.3.5. Other contractual conditions: The other conditions applicable to the payment of the Unsecured Credits as set forth in Section 4.3.1.3 are described in Exhibit 4.3.1.5, assuming Debtors the liens related the liens related to the taxes that may be levied in Brazil, including, but not limited to, the lien of the withholding income tax (gross up).

4.3.2. Court Deposits for the Payment of Unsecured Credits: Unless otherwise provided for in this Plan, ME/EPP Credits held by Court Deposits ME/EPP Strategic Unsecured Creditors and Class III Credits held by Court Deposits Class III Strategic Unsecured Creditors contained in the Creditors’ List of the Bankruptcy Trustee and acknowledged by the Debtors, in the latter case in accordance with the terms of Section 4.3.2.2, will be paid based upon withdrawal of the amount of the Court Deposit by the respective Court Deposits Strategic Unsecured Creditor, after the Judicial Ratification of the Plan, until the limit of the amount of the referred Unsecured Credit, as applicable, contained in the Creditors’ List of the Bankruptcy Trustee, and acknowledged by the Debtors, in the latter case, in accordance with the terms of Section 4.3.2.2.

4.3.2.1. Notwithstanding the provisions of Section 4.3.2 above, the payment of Class III Credits held by Court Deposits Class III Strategic Unsecured Creditors shall be made pursuant to the following discount percentages of the amount of the referred Class III Credit contained in the Creditors’ List of the Bankruptcy Trustee and acknowledged by the Debtors, in the latter case in accordance with the terms of Section 4.3.2.2, as described in the progressive table below:

Credit Amount Interval	% of Deduction
Up to BRL 1,000.00	0.0%
BRL 1,000.01 to BRL 5,000.00;	15.0%
BRL 5,000.01 to BRL 10,000.00	20.0%
BRL 10,000.01 to BRL 150,000.00	30%
Above BRL 150,000.00	50%

4.3.2.2.            As applicable, Unsecured Credits not yet acknowledged on the date expected for the choice made by the respective Unsecured Creditor through the electronic platform made available by Oi at the electronic address www.recjud.com.br, and that, after being acknowledged, are held by ME/EPP or Class III Unsecured Creditors who are Court Deposit ME/EPP Strategic Unsecured Creditors or Court Deposit Class III Strategic Unsecured Creditors, as applicable, shall be paid under Section 4.3.2 above, and, as applicable, in accordance with the provisions of Section 4.3.2.1 above. In such case, the respective Court Deposits Strategic Unsecured Creditor (i) cannot file an objection or question in any other way the amount indicated in the Creditors’ List of the Bankruptcy Trustee or in an equivalent document, or (ii) if Oi Group files an objection regarding the amount indicated in the Creditors’ List of the Bankruptcy Trustee or in an equivalent document, it must agree to the amount indicated in the respective objection filed by Oi Group.

4.3.2.3.            In the event that, after presentation of this Plan to the Judicial Reorganization Court,  any Court Deposit is made by Oi Group in the respective Proceedings in which the Unsecured Credit in point is discussed and the respective Unsecured Creditor accepts the conditions provided for in Sections 4.3.2 and 4.3.2.1, as applicable, so that its Unsecured Credit is framed within the concept set forth in Section 4.3.2.2 above, such Unsecured Credits may also be paid under Section 4.3.2 above, and, as applicable, also in accordance with the provisions of Section 4.3.2.1 above. In such case, the respective Court Deposits Strategic Unsecured Creditor (i) cannot file an objection or question in any other way the amount indicated in the Creditors’ List of the Bankruptcy Trustee or in an equivalent document, or (ii) if Oi Group files an objection regarding the amount indicated in the Creditors’ List of the Bankruptcy Trustee or in an equivalent document, it must agree to the amount indicated in the respective objection filed by Oi Group.

4.3.2.4.            In the event that the Court Deposit referred to in Section 4.3.2 above is greater than the amount of the respective ME/EPP or Class III Credit (in the latter case, obtained after the deduction of the discount indicated in Section 4.3.2.1) contained in the Creditors’ List of the Bankruptcy Trustee, and acknowledged by the Debtors, in the latter case in accordance with the terms of Section 4.3.2.2, the exceeding amount will be withdrawn by Oi Group.

4.3.2.5.            In the event that the Court Deposit referred to in Section 4.3.2 above is demonstrably less than the amount of the respective ME/EPP or Class III Credit (in the latter case, obtained after the deduction of the discount indicated in Section 4.3.2.1) contained in the Creditors’ List of the Bankruptcy Trustee and acknowledged by the Debtors, in the latter case in accordance with the terms of Section 4.3.2.2, the remaining balance of the respective Court Deposits Strategic Unsecured Creditor, as applicable, will be paid in national currency, after the rendering of the decision by the relevant Court that ratifies the amount owed, in accordance with Section 4.3.6 below.

4.3.2.6.            For purposes of the provisions of Sections 4.3.2 and 4.3.2.4 above, within twenty (20) Business Days from the end of the term for the choice of credits payment to be made by the respective Unsecured Creditor through the electronic platform made available by Oi at the electronic address www.recjud.com.br, the Court Deposits Strategic Unsecured Creditor in point, in conjunction with all its attorneys of record, including those eligible to costs of loss of suit, and the Debtors must present an ME/EPP or Class III Joint Petition, as applicable, directing the relevant Court (i) to issue the respective court permits for the withdrawal of the Court Deposit, as described in Sections 4.3.2 and 4.3.2.4 above, as applicable, and (ii) the dismissal, recording of the filing, and definitive shelving of the Proceeding. The Court Deposit can only be withdrawn, in any event, after the ratification by the relevant Court of the amount owed, under the terms of the ME/EPP or Class III Joint Petition, as applicable.

4.3.2.7.            In accordance with the provisions of Section 4.3.2.4 above, the amount of the ME/EPP or Class III Credit held by the Court Deposits Strategic Unsecured Creditor, as applicable, will be considered as comprising any and all attorney's fees (provided that the attorney’s fees are not already in Class I in the Creditors’ List of the Bankruptcy Trustee) or other professional fees, as well as court expenses and costs incurred by the Court Deposits Strategic Unsecured Creditor in point. Within this context, neither the respective Court Deposits Strategic Unsecured Creditor, nor its attorneys will be eligible to receive any amount in addition to that contained in the Creditors’ List of the Bankruptcy Trustee and acknowledged by the Debtors, in the latter case in accordance with the terms of Section 4.3.2.2 (and, as applicable, in accordance with the provisions of Section 4.3.2.1), for the respective ME/EPP or Class III Credit.

4.3.3.   Bond Restructuring: Given the nature of its Unsecured Credits, represented by bonds issued and negotiated abroad and governed by foreign laws, as well as by the laws and other rules applicable in the jurisdictions where such bonds are negotiated and, also, given the procedural complexity to implement the restructuring of its Unsecured Credits in comparison to the other Unsecured Creditors, the Bondholder Unsecured Creditors shall have their Bondholder Unsecured Credits restructured exclusively in accordance with the provisions of this Section 4.3.3. Depending on the issue and amount of their respective Bondholders’ Unsecured Credits, the Bondholder Unsecured Creditors must expressly communicate their option for the restructuring of their Bondholder Unsecured Credits in one of the forms provided for in Sections 4.3.3.1 or Section 4.3.3.2 below, observing the procedure of Section 4.5.5 of this Plan:

4.3.3.1.            Non-qualified Bondholders’ Unsecured Credits Option: The Non-qualified Bondholder Unsecured Creditors who, at the moment of their option through the sending of the Payment Option Notice, state and prove that hold Bondholders’ Unsecured Credits with a maximum value of up to seven hundred and fifty thousand United States Dollars (USD 750,000.00) (or the equivalent in Reais, converted by the Conversion Exchange Rate) shall their respective Credits restructured under this Section 4.3.3.1 and sub-clauses below:

(a) Non-qualified Bondholders’ Unsecured Credits Limit: The maximum  total amount of the Non-qualified Bondholders’ Unsecured Credits to be restructured under this Section 4.3.3.1 shall be limited to five hundred million United States Dollars (USD 500,000,000.00).

(b)       Discount: The Non-qualified Bondholders’ Unsecured Credits restructuring provided for in Section 4.3.3.1 shall imply the reduction of the respective Non-qualified Bondholders’ Unsecured Credit in fifty percent (50%). For all purposes, the discount shall be applicable, in the first place, to the interest and, afterwards, to the installment of principal that composes the Bondholders’ Unsecured Credits subject to Section 4.3.3.1.

(c)        Grace Period: The Grace Period of amortization of principal shall be of six (6) years, counted as from the date of Judicial Ratification of the Plan.

(d)       Principal: The amount of principal shall be equal to fifty percent (50%) of the Non-qualified Bondholders’ Unsecured Credits, limited to the amount of two hundred and fifty million United States Dollars (USD 250,000,000.00), and shall be amortized in twelve (12) successive installments on a semi-annual basis, and  the first one shall be due on the fifteenth (15th) day of the seventy-eighth (78th) month counted from the Judicial Ratification of the Plan and the other installments shall be due on the same day every six (6) months counted from the first payment, according to percentages of the amount of principal, added by the capitalized item (as per sub-clause (d) below), described in the progressive table below:

Semesters	Percentage of the amount to be amortized per semester
0 to 12th	0%
13th to 18th	4.0%
19th to 23rd	12.66%
24th	12.70%

(e)       Interest: Levy of interest of six percent (6%) per year in United State Dollars, as of the date of Ratification of the Plan, being capitalized on an annual basis by the amount of principal and annually paid as of the fifteenth (15th) day of the seventy-eighth (78th) month counted from the date of Judicial Ratification of the Plan.

(f)        Other contractual conditions: the other conditions applicable to the restructuring of Non-qualified Bondholders’ Unsecured Credits as provided for in Section 4.3.3.1 are described in Exhibit 4.3.3.1(f).

4.3.3.1.1.         If the Non-qualified Bondholder Unsecured Creditor (x) fails to timely express its option  to receive the payment of its respective Non-qualified Bondholders’ Unsecured Credit as per Section 4.3.3.1; and/or (y) does not prove the compliance with the condition established under the terms of Section 4.3.3.1, such Non-qualified Bondholder Unsecured Creditor shall have the totality of its Non-qualified Bondholders’ Unsecured Credit fully allocated to be paid pursuant to Section 4.3.6.

4.3.3.1.2.         If the limit set forth in Section 4.3.3.1.(a) above is reached, the Non-qualified Bondholders’ Unsecured Creditors holding Non-qualified Bondholders’ Unsecured Credits whose credits are restructured as provided for in this Section 4.3.3.1 shall have part of their Non-qualified Bondholders’ Unsecured Credits paid according to the option chosen, in a pro rata manner and limited to the respective amount of Non-qualified Bondholder’s Unsecured Credit. The remaining balances shall be automatically allocated to be paid pursuant to Section 4.3.6 below.

4.3.3.2.            Qualified Bondholders’ Unsecured Credits Option: Complying with the Conditions Precedent indicated in Exhibit 4.3.3.5(c), the Qualified Bondholder Unsecured Creditors holding Qualified Bondholders’ Unsecured Credits in an amount above seven hundred and fifty thousand United States Dollars (USD 750,000.00) (or the equivalent in Reais converted by the Conversion Exchange Rate) that expressly and timely elect the payment option established in this Section 4.3.3.2 by sending the Payment Option Notice shall have their respective Qualified Bondholders’ Unsecured Credits restructured and paid by means of delivery of package comprised of New Notes, PTIF Shares, New Common Shares – I and Subscription Bonus under Sections 4.3.3.3, 4.3.3.4, 4.3.3.5 and 4.3.3.6 below:

(i)         common shares issued by Oi and held by PTIF, as ADRs;

(ii)        a package with (a) New Notes, (b) New Common Shares – I as ADRs, and (c) Subscription Bonus, to be issued by Oi;

it being certain that the difference between the total amount of Qualified Bondholders’ Unsecured Credits and the global price of shares issued by Oi and held by PTIF, New Notes, New Common Shares I and Subscription Bonus shall be used for offset of losses to shareholders account, under the terms of article 64, paragraph 3 of Decree-Law 1,598 of 1977 and of the Normative Opinion CST No. 04 of 1981. The difference that may not be offset this way shall be considered as having been the object of remission, as the first step in the implementation of this Section 4.3.3.2, and shall have been first applied to interested and only subsequently to the installment of the principal composing the Qualified Bondholders’ Unsecured Credits.

4.3.3.2.1. Reasons for Exchange: For each six hundred sixty-four thousand five hundred and seventy-three United States Dollars and ninety-eight United States cents (USD 664,573.98) in Qualified Bondholders’ Unsecured Credits, converted by the Conversion Exchange Rate, the respective Qualified Bondholders’ Unsecured Credit shall receive, cumulatively:

(i)        nine thousand one hundred and thirty-seven (9,137) common shares issued by Oi and held by PTIF, as ADRs, currently kept by Oi in treasury;

(ii)       a package with:

(a)        New Notes issued at the global issuance price of one hundred forty-five thousand two hundred sixty-two United States Dollars (USD 145,262.00), which comprises the face value of one hundred thirty thousand United States Dollars (USD 130,000.00), and a premium in the issue of fifteen thousand two hundred and sixty-two United States Dollars (USD 15,262.00) justified by the attractiveness, pursuant to Section 4.3.3.3;

(b)        one hundred nineteen thousand and seventeen (119,017) New Common Shares – I as ADRs as a result of the Capital Increase Capitalization of Credits after the Judicial Ratification of the Plan, pursuant to Section 4.3.3.5; and

(c)        nine thousand one hundred fifty-five (9,155) Subscription Bonuses issued by Oi as additional advantage to the result of Capital Increase Capitalization of Credits after the Judicial Ratification of the Plan pursuant to Section 4.3.3.6.

4.3.3.2.1.1. The reasons for exchange set forth in Section 4.3.3.2.1 assume that the quantity of common and preferred shares issued by Oi on the date of this Plan is 825,760,902. In case of any increase in the number of shares issued by Oi, the quantities of shares received by the Qualified Bondholders’ Unsecured Creditors resulting from the reasons for exchange shall be proportionally adjusted.

4.3.3.3.            New Notes. The New Notes shall be issued by OI or a wholly-owned subsidiary of Oi and, as guarantors and joint Debtors, by the other Debtors, until July 31, 2018. The New Notes shall be issued in multiples of one thousand United States Dollars (USD 1,000.00) and the amounts in credits that fall short of the referred minimum amount of one thousand United States Dollars (USD 1,000.00) will not be taken into account for the purposes of this Section 4.3.3.3, without fractioning or proportional receipt. For clarification purposes, presumably, if a Qualified Bondholder Unsecured Creditor has a credit to receive New Notes in the amount of one hundred thirty-one thousand five hundred United States Dollars (USD 131,500.00), it will only receive New Notes with face value equivalent to one hundred thirty-one thousand United States Dollars (USD 131,000.00), and for the purposes of this Section 4.3.3.3, the residual amount of five hundred United States Dollars (USD 500.00) will not be taken into account. The issuance of New Notes will abide by the following terms and conditions:

(a)        Limit amount of the issuance: The New Notes shall be issued as per Section 4.3.3.3, in United State Dollars, and shall have the maximum face value of six billion and three hundred million Reais (BRL 6,300,000,000.00), converted by the Conversion Exchange Rate, which is equivalent to the maximum face value of one billion, nine hundred and eighteen million, one hundred thousand, one hundred and sixty United States Dollars and forty-five cents of United States Dollars (USD 1,918,100,167.45).

(b)       Maturity: The Maturity Dates of New Notes is the seventh (7th) year after the Issuance Date of the Notes.

(c)        Principal: The amount of the principal of New Notes will be paid in a single installment, its maturity date being on the fifth (5th) day of the eighty-fourth (84th) month after the Issuance Date of the Notes.

(d)       Interest: Interest accrual and payment may occur by means of one of the manners provided for in items (i) and (ii) below, at Oi’s exclusive discretion:

(i)        Ten percent (10%) per year in United States Dollars on the amount of the principal, as of the Ratification of the Plan, to be paid semiannually in cash on the 5th (fifth) day of the 6th (sixth) month counted from the Date of Issuance of the Notes and the other payments every six (6) months counted from the first payment of interest; or

(ii)       During the first three (3) years counted as from the date of Judicial Ratification of the Plan, and the accrual and payment of the interest shall occur pursuant to item (x) below and as of the fourth (4th) year counted as of the date of Judicial Ratification of the Plan, and the accrual and payment of the interest shall occur pursuant to item (y) below:

(x) Up to the third (3rd) year counted as from the date of Judicial Ratification of the Plan, accrual of interest of twelve percent (12%) per year in United States Dollars on the amount of the principal, paid on a semiannual basis pursuant to items “a” and “b” below;

a.         eight percent (8%) of the annual interest paid in cash on the fifth (5th) day of the sixth (6th) month counted from the Issuance of the Notes, other payments occurring every six (6) months counted from the first payment of interest; and

b.         The remaining four percent (4%) semiannually capitalized to the amount of the principal, the first capitalization occurring on the fifth (5th) day of the sixth (6th) month counted from the Note Issuance Date, and paid on the fifth (5th) day of the thirty-sixth (36th) month after the Issuance Date of the Notes, so the balance of the principal in the end of the third (3rd) year is the initial balance plus the capitalized interest of the period.

(y) As of the fourth (4th) year counted from the date of Judicial Ratification of the Plan, accrual of interest of ten percent (10%) per year in United States Dollars on the amount of principal, which shall be semiannually paid in cash, on the fifth (5th) day month of each period of interest.

(e)       The Qualified Bondholder Unsecured Creditors’ right to receive New Notes will always be limited to the percentage its respective Qualified Bondholder Unsecured Credit represents in the total sum of Qualified Bondholders’ Unsecured Credits that may timely elect the option pursuant to Section 4.3.3.2.

(f)        Other contractual conditions: the New Notes shall be issued under the legislation of New York for free negotiation in the international market, Debtors assuming the liens related to the taxes that may be levied in Brazil, including, but not limited to, the lien of the withholding income tax (gross up), observing and without prejudice to the conditions applicable to the New Notes described in Exhibit 4.3.3.3.(f).

4.3.3.4.            PTIF Shares: PTIF shares shall be distributed to the Qualified Bondholder Unsecured Creditors at the proportion of the respective Qualified Bondholders’ Unsecured Credits until July 31, 2018, conditioned to the approval of a composition plan to be offered by any of Debtors before the Dutch justice.

4.3.3.5.            Capital Increase – Capitalization of Credits: The New Ordinary Shares - I shall be issued by Oi in a capital increase by private subscription, upon the capitalization of part of the Qualified Bondholders Unsecured Credits that have timely elected the option of Section 4.3.3.2 as per this Plan, observing the applicable regulatory rules, and shall grant the same rights granted by the other common shares issued by in circulation. The issuance of New Common Share – I shall be in observance of the provision of article 171, paragraph 2 of Law 6,404, of December 15, 1976, and of the following terms and conditions:

(a)        Limit amount of the issuance: Up to one billion seven hundred fifty-six million fifty-four thousand one hundred and sixty-three (1,756,054,163) New Ordinary Shares - I shall be issued, with a unitary issuance price between six Reais and seventy centavos (BRL 6.70) and seven Reais (BRL 7.00), so that the total sum of the Capital Increase – Capitalization of Credits shall be between eleven billion seven hundred sixty-five million five hundred sixty-two thousand eight hundred and ninety-two Reais and ten centavos (BRL 11,765,562,892.10) and twelve billion two hundred ninety-two million three hundred seventy-nine thousand one hundred and forty-one Reais (BRL 12,292,379,141.00), paid up by means of capitalization of part of the Qualified Bondholders Unsecured Credits and subject to the preemptive right of the current shareholders of Oi as set forth below.

(b)       Preemptive Right: The issuance of New Common Shares - I must abide by, as applicable, the preemptive right provided for in art. 171 and its paragraphs 2 and 3 of the Corporation Law, dated December 15, 1976. Within this context, if the preemptive right is exercised by the current shareholders of Oi, the amounts paid by them will be delivered to the Qualified Bondholders Unsecured Creditors holders of the Qualified Bondholders Unsecured Credits to be capitalized.

(c)        Conditions Precedent – Capital Increase Capitalization of Credits: The Capital Increase Capitalization of Creditors shall occur as soon as possible, until July 31, 2018, but provided that the Conditions Precedents for the Capital Increase – Capitalization of Credits established in Exhibit 4.3.3.5(c) are verified or expressly and formally waived by the Qualified Bondholders Unsecured Creditors in a Creditors’ Meeting set forth in Section 8.1, as established in Exhibit 8.1.

4.3.3.6.            Subscription Bonus issued by Oi: The Subscription Bonuses shall be issued by Oi, as an additional advantage to the issuance of the New Ordinary Shares - I resulted of the Capital Increase Capitalization of Credits provided for in Section 4.3.3.5., with the observance of the applicable rules and under the following terms and conditions:

(a)        Period for Exercise: The Subscription Bonuses shall be exercised at any moment from one (1) year of the date of its issue, for a period of ninety (90) days. The beginning of the period for exercise shall be advanced in the following situations: (i) disclosure of Material Fact on the execution of the Capital Increase New Funds set forth in Section 6 and in the Backstop Agreement; or (ii) in case of execution of any transaction that implies in the change of Control of Oi, whichever comes first. For the purpose of item (i), Oi shall inform the market, through Material Fact, at least fifteen (15) Business Days before the shareholders’ general meeting or the Board of Directors’ meeting to resolve on the Capital Increase New Funds so that their holders may have enough time to exercise the Subscription Bonuses and the preemptive right in the subscription of the Capital Increase New Funds be ensured thereto.

(b)       Right to Receive Common Shares: The subscription bonuses shall be assigned without cost as an additional advantage to the subscribers of the shares issued according to Section 4.3.3.5 and shall grant to their holders the right to receive common shares issued by Oi, upon the payment of an amount in Reais not greater than one cent of United States Dollar (USD 0.01) per New Common Share – I for the exercise of the Subscription Bonus, at the proportion of one (1) common share for each Subscription Bonus.

(c)        Number of Subscription Bonuses: Up to one hundred thirty-five million eighty-one thousand and eighty-nine (135,081,089) Subscription Bonuses shall be issued.

4.3.3.7.            Oi Group undertakes to deliver to the Bonds’ Trustee the New Common Shares – I as ADRs, as the case may be, in payment to the Qualified Bondholders’ Unsecured Creditors that elected the option for the restructuring of their respective Qualified Bondholders’ Unsecured Credits as per Section 4.3.3.2, pursuant to the Bonds Issue Deeds or other procedure that may be agreed upon between the Oi Group, the Bonds’ Trustee and approves by the Qualified Bondholders’ Unsecured Credits in Creditors’ Meeting called for that end, in order to make possible the delivery of the New Common Shares – I or of the ADRs to the Bonds’ Trustee for its future transfer to the Qualified Bondholders’ Unsecured Creditors, being the specific costs related to the services set forth in this clause borne by  Oi Group. The future transfer of the New Common Shares – I or of the ADRs, of the New Notes and the Subscription Bonuses to the respective Qualified Bondholders’ Unsecured Creditors, as the case may be, free and clear of any lien or encumbrance, shall imply the cancellation of the Bonds Issue Deeds.

4.3.3.8.            The effective delivery of the PTIF Shares, New Notes, New Common Shares - I and Subscription Bonuses to the respective Qualified Bondholders’ Unsecured Creditors, as set forth in Section 4.3.3.2, free and clear of any lien, shall represent payment of the of the Qualified Bondholders’ Unsecured Credits, with the consequent Settlement, as per Section 11.10 of this Plan, without prejudice to Section 11.4.

4.3.3.9.            The approval of the Plan followed by the Judicial Ratification of the Plan will give powers to Oi, through its Transitional Officers, to take all measures necessary to the implementation of the Plan, including, from the corporate point of view, to sign the subscription lists and represent in shareholders’ general meeting, in behalf and to the benefit of the Qualified Bondholders’ Unsecured Creditors that restructure their Qualified Bondholders’ Unsecured Credits as set forth in Section 4.3.3.2, related to the New Common Shares – I to be issued and delivered by Oi as ADRs as payment of such Qualified Bondholders’ Unsecured Credits, without prejudice to Section 11.4.

4.3.3.10.          The approval of the Plan followed by the Judicial Ratification of the Plan represents the express agreement of the Qualified Bondholders’ Unsecured Creditors with the measures necessary to the implementation of the Plan, especially in relation to the Capital Increase New Funds, therefore all holders of the New Common Shares – I hereby agree and undertake in an irrevocable and irreversible manner to attend and vote in favor of the Capital Increase – New Funds, under the terms and conditions established in Section 6 of this Plan, in the shareholders’ general meeting called for that end, if necessary, hereby granting to Oi’s Transitional Officers all powers necessary to represent them in shareholder’s general meeting, on behalf and to the benefit of the Qualified Bondholders’ Unsecured Creditors and/or any third party holder of the New Common Shares – I at the time of said shareholders’ general meeting, without prejudice to Section 11.4.

4.3.3.11.          The Qualified Bondholders’ Unsecured Creditors that (i) do not timely express their option for the restructuring of their respective Qualified Bondholders’ Unsecured Credits pursuant to Section 4.3.3.2, or (ii) are not Qualified Bondholder according to this Plan, shall have their respective Bondholders’ Unsecured Credits fully allocated to be paid pursuant to Section 4.3.6.

4.3.3.12.          Delivery in Depositary Receipts: In the implementation of the Capital Increase Capitalization of Credits, Oi shall deliver (i) the PTIF Shares, (ii) the New Common Shares – I and (iii) Subscription Bonuses to the Qualified Bondholders’ Unsecured Creditors, which may be freely negotiated at the maximum extent permitted by the applicable legislation. The PTIF Shares and the New Common Shares – I shall be issued as ADRs, through the DRs Program of common shares sponsored by Oi and registered before the U.S. Securities & Exchange Commission. The common shares issued upon the exercise of Subscription Bonuses shall be issued as ADRs, through the DRs Program of common shares sponsored by Oi and registered before the U.S. Securities & Exchange Commission and may be freely negotiated at the maximum extent permitted by the applicable legislation. Oi shall be liable for: (i) obtaining at its expenses all registrations or release of registration required by the securities legislation of the United States of America; (ii) perform all necessary records, foreign exchange transactions and registrations before the Brazilian authorities; and (iii) bear all and any taxes or expenses resulting from the deposit of the shares in the custody of the DRs Program and the corresponding issue of the ADRs.

4.3.4. Regulatory Agencies Pre-Petition Credits. The liquidated Regulatory Agencies Pre-Petition Credits shall be novated by operation of this Plan and settled in two hundred forty (240) monthly installments, from June 30, 2018, as follows: (i) from the 1st to the 60th installment: zero point one hundred and sixty percent (0.160%); (ii) from the 61st to the 120th installment: zero point three hundred and thirty percent (0.330%); (iii) from the 121st to the 180th installment: zero point five hundred percent (0.500%); (iv) from the 181st to the 239th installment: zero point six hundred and sixty percent (0.660%); and (v) 240th installment: outstanding balance. The first installments shall be fully paid by means of conversion into income of the cash sums deposited in court, to secure said credits. In the month in which the amount of the court deposits is not sufficient to fully pay an installment, such payment shall be complemented in Brazilian currency. As of the subsequent month, Oi shall pay the other installments in Brazilian currency. As of the second installment, the monthly installments shall be adjusted pursuant to the SELIC variation, and shall always be paid on the last Business Day of each month. The following discounts shall be applicable to the liquidated Regulatory Agencies Pre-Petition Credits: (i) fifty percent (50%) of interest; and (ii) twenty-five percent (25%) of late charge.

4.3.4.1. The Non-liquidated Regulatory Agencies Pre-Petition Credits, if and when settled by a final and unappealable decision, shall be paid as per Section 4.3.6 of this Plan.

4.3.4.2. In case of occurrence of a legal rule that regulates an alternative manner for the settlement of the Liquidated or Non-liquidated Regulatory Agencies Pre-Petition Credits, Debtors may adopt the new regime, observing the terms and conditions set forth in Oi’s bylaws.

4.3.5    Payment of Credits of Strategic Supplier Creditors. Considering the importance of maintaining the supply of goods and services to Oi Group, all Strategic Supplier Creditors that choose the payment option of their respective ME/EPP or Class III Unsecured Credits rather than those arising from loans or funding granted to Oi Group set forth in this Section through the electronic platform made available by Oi at the electronic address www.recjud.com.br shall be paid as described below, except for the provisions in Section 4.3.5.3 below:

4.3.5.1 Up to the limit of one hundred and fifty thousand Reais (BRL 150,000.00) (or the equivalent amount in United Stated Dollars or Euros), and always within the limit of the respective amounts of the ME/EPP or Class III Credits to said ME/EPP or Class III Unsecured Creditors, ME/EPP or Class III Credits held by the Strategic Supplier Creditors will be paid in one single installment on the twentieth (20th) Business Day after the end of the term for the choice of the credits payment option to be made by the respective Unsecured Creditor through the electronic platform made available by Oi at the electronic address www.recjud.com.br.

4.3.5.2.            The balance of the ME/EPP or Class III Credits held by Strategic Supplier Creditors that remains after the payment made under the terms of Section 4.3.5.1 above, will be paid with a discount of ten percent (10%) in four (4) equal and successive annual installments added by (i) TR plus zero point five percent (0.5%) per year, in case the ME/EPP or Class III Credits held by Strategic Supplier Creditors are in Reais; and (ii) zero point five percent (0.5%) per year, in case the ME/EPP or Class III Credits held by Strategic Supplier Creditors are in United States Dollars or Euro, in any case accruing over the net sum of outstanding tax and from the Judicial Ratification of the Plan or the Acknowledgment of the Plan in the Creditor’s Jurisdiction, as applicable, considering that the first installment matures on the last Business Day of the first year after the end of the term for the choice of the credits payment option to be made by the respective Unsecured Creditor through the electronic platform made available by Oi at the electronic address www.recjud.com.br, and the other installments mature on the same day and month in the subsequent years.

4.3.5.3 The following will be paid as per Section 4.3.6 below (i) the Strategic Supplier Creditor who, once requested by any of the Debtors, refuses to supply goods and/or services under the same terms and conditions practiced until the Request Date by the respective Strategic Supplier Creditor for the Debtors and (ii) credits held by ME/EPP or Class III Unsecured Creditors that do not derive from the supply of goods or services to Oi Group.

4.3.6    General Payment Method. The Unsecured Credits (or the respective and eventual remaining balances) indicated in Section 4.3.6.1 below will be paid as described below:

(a)        Main Amount: The total main amount of the Credits to be restructured pursuant to this Section 4.3.6 shall be limited to seventy billion Reais (BRL 70,000,000,000.00), deducted the amount of the Pre-Petition Credits that were restructured in another manner pursuant to this Plan, in Reais or converted to Reais as per the Conversion Exchange Rate.

(b)       Grace period: grace period of amortization of the principal of twenty (20) years, from the dated of the Judicial Ratification of the Plan or the Acknowledgment of the Plan in the Creditor’s Jurisdiction, as applicable.

(c)        Installments: amortization of the principal in five (5) annual, equal and successive installments, with the first installment maturing on the last Business Day of the grace period referred to in item (a) of this Section 4.3.6, and the others on the same day in the subsequent years

(d)       Interest/inflation adjustment:

a.         TR per year, if the holder of Unsecured Credits opts for receiving the payment of its respective credits in Reais (or the respective and eventual remaining balances); incurred as of the Judicial Ratification of the Plan or the Acknowledgment of the Plan in the Creditor’s Jurisdiction, as applicable, considering that the total amount of interest/inflation adjustment accumulated over the period will only be paid, collectively, with the last installment referred to in item (c) of this Section 4.3.6. In the case of Pre-Petition Creditors directed to this Section 4.3.6, the payment of its credits shall be carried out in its original currencies.

b.         without accrual of interest, if the holder of Unsecured Credits opts for receiving the payment of its respective credits in United States Dollars or in Euros (or respective and occasional remaining balances);

(e)       Prepayment Option: Oi shall have the option of, at its exclusive criteria, at any time, settle in advance the amounts due pursuant to Section 4.3.6, by means of the payment of fifteen percent (15%) of the amount of principal and capitalized interest up to the date of exercise of the option.

(f)        Limit of Payments: If the amount of the Unsecured Credits that are restructured pursuant this Section 4.3.6, each Unsecured Credit shall be proportionally (pro rata) reduced in relation to the Unsecured Credits that are entitled to the payments set forth in this Section 4.3.6, so that the total amount to be paid by Debtors will never exceed the limit established in Section 4.3.6(a). The residual amount of the Unsecured Credits that exceed the amount established in Section 4.3.6(a) shall be considered redeemed, pursuant to Article 385 of the Civil Code.

4.3.6.1             Unless otherwise provided for in this Plan, the general payment method provided for in Section 4.3.6 applies to Unsecured Creditors, which Unsecured Credits cannot be paid through any of the other methods provided for in this Plan, notably if (i) the limits provided for the payment options set forth in Sections 4.3.1.2 and 4.3.1.3 above is reached, and if there still are remaining Unsecured Credit balances;  (ii) an Unsecured Creditor does not timely indicate the option to pay its Unsecured Credit, as per Section 4.5 below;  (iii) the Unsecured Creditor is not eligible for any of the payment options provided for in Sections 4.3.1.2, 4.3.1.3 and 4.3.3;  (iv) the Bondholder Unsecured Creditor is not a Qualified Bondholder as set forth in this Plan; (v) Non-liquidated Credits are materialized under the terms of Section 4.7 below; (vi) Late Credits are qualified, under Section 4.9; (vii) Credits are increased under the terms of Section 4.10 below; (viii) Credits are reclassified as per Section 4.11; (ix) there is a remaining Court Deposit Unsecured Credit balance after the withdrawal of the respective Court Deposits; or (x) the Strategic Creditor, in relation to the portion of its credit that does not fall into the form of payment of Section 4.3.5 above.

4.4       Mediation/Conciliation/Agreement with Creditors: As authorized by the Judicial Reorganization Court, the Debtors have offered to all Pre-Petition Creditors the option to adhere to the plan of Mediation/Conciliation/Agreement with Oi Group before the Creditors’ General Meeting. In accordance with the plan of Mediation/Conciliation/Agreement, the Debtors undertook to advance up to fifty thousand Reais (BRL 50,000.00) of their Credits, with the payment of two (2) installments as follows: (i) ninety percent (90%) of the total amount of the installment of the respective Credit to be paid within ten (10) Business Days after the signing of the agreement term within the scope of the Mediation/Conciliation/Agreement; and (ii) a remaining ten percent (10%) of the total amount of the installment regarding the respective Credit to be paid within ten (10) days after the Judicial Ratification of the Plan or the Acknowledgment of the Plan in the Creditor’s Jurisdiction, as applicable.

4.4.1.   For Pre-Petition Creditors who have chosen to adhere to the plan of Mediation/Conciliation/Agreement with Oi Group, the Debtors will comply with the terms set forth in Section 4.4 above, and they shall deposit, in the account indicated by the respective Creditor, the total amount of the second installment, in the amount corresponding to ten percent (10%) of the sum of up to fifty thousand Reais (BRL 50,000.00), within ten days after the Judicial Ratification of the Plan, or the Acknowledgment of the Plan in the Creditor’s Jurisdiction, as applicable.

4.4.2    If the Pre-Petition Creditor who has decided to adhere to the plan of Mediation/Conciliation/Agreement with Oi Group holds a Pre-Petition Credit that exceeds fifty thousand Reais (BRL 50,000.00), the Debtors will pay the outstanding balance of the respective Pre-Petition Credit in accordance with the conditions applicable to the respective class of creditors and with the option chosen by the Pre-Petition Creditor, if applicable.

4.5       Payment Option Choice. For the purposes of the provisions of Section 4, Pre-Petition Creditors must, within twenty (20) calendar days from the Judicial Ratification of the Plan, choose among the payment options of their respective credits referred to in this Plan, through the electronic platform made available by Oi at the electronic address www.recjud.com.br, as well as inform the details of the bank account to which the payment must be made, as applicable, and the Debtors will not be held liable for any noncompliance with the choice and information supplied through the electronic platform made available by Oi at the electronic address www.recjud.com.br, or by the untimely choice, in which case the Debtors will be released from the obligation of making the respective payment and the provisions of Section 13.4.1 below will be applied.

4.5.1.   Unless otherwise provided for in this Plan, specially the provisions of Section 4.5.1.1. below, taking into consideration the alternative nature of the payment options set forth in Section 4 above, the choice of each Pre-Petition Creditor must necessarily be restricted to only one of the referred options, with exception of Financial Creditors that hold credit instrument of different natures.

4.5.1.1. The agents representing more than one Pre-Petition Creditor may choose different payment options applicable to those represented by them, it being certain that each represented Pre-Petition Creditor may not voluntarily receive the payment of their respective Pre-Petition Credits by means of more than one payment option, with exception of the provision of Section 4.5.1.

4.5.2.   The choice expressed by the respective Pre-Petition Creditor in the electronic platform made available by Oi at the electronic address www.recjud.com.br will be irrevocable and irreversible, and cannot be subsequently changed for any reason, except as expressly agreed to by the Debtors.

4.5.3.   A Pre-Petition Creditor who is unable to or who cannot choose the payment option of their respective credits by means of the electronic platform made available by Oi at the electronic address www.recjud.com.br may send the choice regarding the payment option by mail to Oi’s P.O. box No. 532, CEP 20.010-974, Rio de Janeiro-RJ, and the details of the bank account in which the payment of the respective Credit shall be made must be informed.

4.5.4.   The Pre-Petition Creditor who fails to choose the payment option of their respective credits within the term and in the manner set forth in this Plan will receive its respective Pre-Petition Credit as provided for in Section 4.3.6 above.

4.5.5.   The provisions of Sections 4.5.3 and 4.5.4 shall not be applicable to (i) Qualified Bondholders Unsecured Creditors and (ii) Non-qualified Bondholders Unsecured Creditors with credits in an amount greater than fifty thousand Reais (BRL 50,000.00), the choices of which between the payment options for the purpose of this Section 4.5 shall only be considered valid if (x) the respective Qualified Bondholders Unsecured Creditor or Non-qualified Bondholders Unsecured Creditor has, before the Reorganization Court, individualized the respective Qualified Bondholders Unsecured Credits or Non-qualified Bondholders Unsecured Credits, as per the procedure established by the Bondholder Decision; and, cumulatively, (y) Oi Group receives the (i) Payment Option Notice, as per the template set forth in Exhibit 4.5.5; and (ii) copy of the documents the prove the ownership and amount of the bonds held by the respective Qualified Bondholders Unsecured Creditor or Qualified Bondholders Unsecured Creditor [sic], as individualized before the Reorganization Court in compliance with the Bondholder Decision. The Bondholders that have already formalized their right of voice, vote and petition pursuant to the Bondholder Decision and therefore have been authorized to vote in the Creditors’ Meeting, are discharged from sending the documentation described in item (x) and (y) above, without prejudice to the sending of the Payment Option Notice, provided that they represent to Oi Group that there has not been any change in the amount of their respective bonds or, in case of any change, they send copy of the Screen Shot necessary to prove the updated amount of the respective Bonds.

4.6       Intercompany Credits:

4.6.1    Intercompany Credits in Reais: The Debtors may agree on an alternative form to settle the Intercompany Credits in Reais, moreover, in accordance with their original terms and conditions, but not limited to the offsetting provided for by the law, in up to sixty (60) days counted from the Ratification of the Plan. Remaining Intercompany Credits in Reais will be settled as of twenty (20) years after the end of the payment of the Credits set forth in Section 4.3.6, as follows:

(a)        Installments: amortization of the principal in five (5) annual, equal and successive installments, the first becoming due on the last Business Day of the end of the term set forth in Section 4.6.1, and the others on the same day of the following years.

(b)       Interest/inflation adjustment: TR per year incurring as of the Judicial Ratification of the Plan; and the total amount of interest and inflation adjustment accrued in the period will only be paid jointly with the last installment mentioned in item (a) of this Section 4.6.1.

(c)        Intercompany Credits restructured in accordance with Section 4.6.1 may be settled, at Oi’s discretion, with alternative settlement and/or payment forms, including the offsetting, as provided for by the law or change of the payment conditions set forth in this Section 4.6.1 in order to adjust the cash flow of Debtors for compliance with the obligations assumed in this Plan.

4.6.2.   Intercompany Credits in United States Dollars or Euros: The Debtors will settle the Intercompany Credits in United States Dollars or Euros as of twenty (20) years after the end of the payment of the Credits set forth in Section 4.3.6, as follows:

(a) Installments: amortization of the principal in five (5) annual, equal and successive installments, the first becoming due on the last Business Day of the end of the term set forth in Section 4.6.2, and the others on the same day of the following years.

(b) Interest/inflation adjustment: no interest accrual.

(c) Intercompany Credits restructured in accordance with Section 4.6.2 may be settled, at Oi’s discretion, with alternative settlement and/or payment forms, including but not limited to the offsetting, as provided for by the law or change of the payment conditions set forth in this Section 4.6.2 in order to adjust the cash flow of Debtors for compliance with the obligations assumed in this Plan.

4.7.      Non-liquidated Credits. Non-liquidated Credits are fully subject to the terms and conditions of this Plan and to the effects of the Judicial Reorganization. Once the Non-liquidated Credits are materialized and acknowledged as liquidated by a final and unappealable judicial or arbitration decision, or upon agreement between the parties, even as a result of a Mediation, provided that it is based on criteria established by the case law from the Superior Court of Justice or from the Federal Supreme Court, the Non-liquidated Credits shall be paid as set forth in Section 4.3.6, unless otherwise set forth in this Plan.

4.8.      Oi may perform, after the Judicial Ratification of the Plan, Mediation procedure, to be implemented with the specific purpose of executing arrangements to make liquid Credits that are current non-liquidated.

4.9.      Late Credits. In case the Credits are acknowledged by final and unappealable judicial or arbitration decision, or upon agreement between the parties, after the date of presentation of this Plan to the Judicial Reorganization Court, they will be considered Late Credits and shall be paid in accordance with the classification and criteria set forth in this Plan regarding the class in which the Late Credits must be proved and included, provided that if Late Credits involve Unsecured Credits, their respective payment must be made in accordance with Section 4.3.6.

4.10     Changes in the Credits Amount. In case of changes in the amount of any of the Credits already acknowledged and included in the Creditors’ List of the Bankruptcy Trustee by a final and unappealable judicial or arbitration decision, or upon agreement between the parties, the amount changed of the respective Credit must be paid under the terms set forth in this Plan, provided that, if a certain Unsecured Credit has been increased, the increased installment of the relevant Unsecured Credit shall be paid pursuant to Section 4.3.6.

4.11.    Credits Reclassification. If, by final and unappealable a judicial or arbitration decision, or upon agreement between the parties, the reclassification of any of the Credits to Unsecured Credits is determined, the reclassified Credits shall be paid in accordance to the terms and conditions set forth in Section 4.3.6.

5.         FUNDS FOR THE PAYMENT OF CREDITORS

5.1       Disposal of Assets. After the Approval of the Plan, with the purpose of raising funds, Oi Group will be allowed to, regardless of a new approval by the Pre-Petition Creditors, dispose of the assets included in the permanent (noncurrent) assets of the Debtors listed in Exhibit 3.1.3 of this Plan of the Non-Material Assets, provided that approved by the Transitional Board of Directors or by the New Board of Directors, according to the moment, and of the Material Assets, provided that approved by the Transitional Board of Directors or by the New Board of Directors, according to the moment, and approved by the Judicial Reorganization Court.

5.1.1.   With the purpose of generating liquidity and improving their cash flow, the Debtors will use their best effort with the purpose of benefiting themselves from opportunities to participate of a consolidation phase of the Brazilian telecommunication market and of assets disposal, including those arising from eventual changes in the regulatory model, always in accordance with the provisions of Section 5.1 and pursuant to the interest of the Debtors themselves, regardless of compliance with obligations still pending towards creditors, which is the subject matter of the Judicial Reorganization Plan.

5.2.      Generation of Cash Sweep. During the first five (5) fiscal years counted as from the date of Judicial Ratification of the Plan, GROUP OI shall apply the amount equivalent to 100% of the Net Revenue from the Sale of Assets exceeding two hundred million United States Dollars (USD200,000,000.00) to investments in its activities. As of the sixth (6th) fiscal year as of the date of the Judicial Ratification of the Plan, Oi Group will allocate to its Unsecured Creditors and Secured Creditors an amount equivalent to seventy percent (70%) of the Cash Balance that exceeds the Minimum Cash Balance.

5.2.1.   Distribution of Cash Sweep funds. The distribution of the amounts regarding the Cash Sweep described in Section 5.2 above will occur proportionally (pro rata) to the payments provided for in Sections 4.2, 4.3.1.2 and 4.3.1.3, as applicable, and as a consequence there will be a proportional reduction of the balance of the respective credits, and limited to the amount of the credit of each Secured Creditor and Unsecured Creditor, as provided for in the Creditors’ List of the Bankruptcy Trustee. The remaining balance of Secured Credits and Unsecured Credits after the payment arising from the Cash Sweep will be calculated and adjusted under the terms of this Plan and its payment shall observe the provisions set forth in Section 4.2, Section 4.3 and their subsections, as applicable.

5.3       Additional Financing Manners

5.3.1. In addition to the funds obtained with the Capital Increase – New Funds, the Company may seek, if needed, within up to two (2) years from the date of the Judicial Ratification of the Plan, new funds in the capital market, at a total amount of up to two billion and five hundred million Reais (BRL 2,500,000,000.00).

5.3.1.1.            Such fundraising shall be carried out under attractive conditions to enable the capitalization of funds necessary to carry out Oi Group’s activities, which may be carried out, amongst other manners, by means of the public issuance of common shares or new debt instruments, including debts with guarantee.

5.3.2.   Upon approval of the Plan and adjustment of its capital structure, Debtors shall use their best efforts for the opening of new credit facilities for import of equipment in the potential amount of two billion Reais (BRL 2,000,000,000.00), including regarding the preliminary indication received from financial advisor of Export Credit Agencies.

6.         CAPITAL INCREASE – NEW FUNDS

6.1.      Capital Increase. Due to the needs of new funds to resume investments in CAPEX and implementation of its business plan, Oi Group undertake to perform, as per this Plan, the Backstop Agreement and observing the applicable legislation, as soon as possible after the conclusion of the Capital Increase – Capitalization of Credits set forth in Section 4.3.3 and in any case until February 28, 2019, the Capital Increase – New Funds, observing the following:

(a) Structure of the Capital Increase. The Capital Increase – New Funds shall be made through the private issue of New Common Shares – II issued by Oi;

(b) Amount of the Capital Increase: The total amount of the Capital Increase shall be four billion Reais (BRL 4,000,000,000.00), as established in this Plan and in the Backstop Agreement;

(c) Issue Price. The issue price of the New Common Shares – II in the Capital Increase – New Funds shall be calculated by the division of the amount of three billion Reais (BRL 3,000,000,000.00) by the number of Oi’s shares outstanding in the Business Day immediately before the Capital Increase New Funds, with the exception of any adjustments in the issue price of as set forth in the Backstop Agreement;

(d) Registration of the Capital Increase – New Fund: Oi shall register the New Common Shares – II issued as a result of the implementation of the Capital Increase – New Fund before the U.S. Securities & Exchange Commission, so that the shareholders residing abroad may participate in said Capital Increase – New Fund, freely negotiate their subscription rights and acquire New Common Shares – II as ADRs, through the DRs Program of common shares sponsored by Oi and registered before the U.S. Securities & Exchange Commission. Oi shall be liable for: (i) obtaining at its expenses all registrations or release of registration required by the securities legislation of the United States of America; (ii) perform all necessary records, foreign exchange transactions and registrations before the Brazilian authorities; and (iii) bear all and any taxes or expenses resulting from the deposit of the shares in the custody of the DRs Program and the corresponding issue of the ADRs.

(e) Preemptive Right. Pursuant to Article 171, paragraph 2 of Law 6,404/76, Oi’s shareholders, at the time of the Capital Increase – New Fund, shall have preemptive right regarding the subscription of the shares issued; and

(f) Conditions Precedent - Capital Increase – New Fund: The Capital Increase – New Fund shall take place as soon as possible, until at most February 28, 2019, but provided that the Conditions Precedents for the Capital Increase – New Funds, as established in the Backstop Agreement, are verified or expressly and formally waived by the Backstopper Investors.

6.1.1.1. After the expiry of the period of the preemptive right of the Capital Increase – New Funds, any remaining shares shall be divided between the shareholders that expressed interest in the reserve of remaining shares in the respective list of subscription. The Shareholder that desires to subscribe remaining shares may also, at the moment of the subscription of the remaining shares to which it is entitled, request an additional number of non-subscribed remaining shares, subject to the availability of remaining shares. If the total shares object of requests of additional remaining shares exceed the amount of the remaining shares available, the division will be made between the Shareholders that have requested the additional remaining shares, in the proportion set forth in the Backstop Agreement. The full placement of the remaining shares shall be ensured by the Backstopper Investors, pursuant to the Backstop Agreement.

6.1.1.2. Approval and Conditions to the Capital Increase Upon New Funds: Until January 15, 2019, Oi Group shall call a shareholders’ general meeting and/or meeting of the Board of Directors, as the case may be, to approve the issue of New Common Shares – II, for the purpose of compliance with this Plan and the Backstop Agreement. If there is any hindrance to such approval, it may be compensated by a decision of the Judicial Reorganization Court, without prejudice to the rights and measures of the Backstopper Investors for specific performance of the obligations related to the Capital Increase – New Funds contracted in this Plan and in the Backstop Agreement.

6.1.1.3. Commitment Premium: Due to the solid commitment made by the Backstopper Investors to guarantee the subscription of the totality of the Capital Increase - New Funds under the terms of the Backstop Agreement, Oi undertakes to pay the Backstopper Investors, under the conditions set forth in the Backstop Agreement, proportionally to the amount of the respective commitment, the commitment premium contracted pursuant to the Backstop Agreement corresponding to (i) eight percent (8%)  of the amount ensured by the Backstopper Investors, due and payable in United State Dollars; or (ii) ten percent (10%) of the amount ensured by the Backstopper Investors, due and payable in new common shares issued by Oi, at the discretion of the Backstopper Investors, observing the provision of Sections 6.1.1.3.1 and 6.1.1.3.2 below and the Backstop Agreement, except that the amounts of the commitment premium may be increased, under the terms and conditions of the Backstop Agreement, if Oi Group exercises the option of extension of the validity period of the Backstop commitment.

6.1.1.3.1.  If the weighted average price per volume of common shares issued by Oi on the thirty (30) days previous to the Capital Increase New Funds is above ten Reais (BRL 10.00) per share, the choice of the payment method of the Commitment Premium shall be upon Oi; if it is below this amount, the choice shall be individually made by each of the Backstopper Investors, as established in the Backstop Agreement.

6.1.1.3.2.  In case of grouping of shares, the amount of ten Reais (BRL 10.00) per share shall be multiplied by the quantity of shares that are grouped in each new share. Likewise, in case of share split, the amount of ten Reais (BRL 10.00) per share shall be divided by the quantity of shares object of split for each old share of Oi.

6.1.1.3.3.  For the purpose of payment of the Commitment Premium in shares, the amount of the shares to be delivered to the Backstopper Investors shall be its issue price in the Capital Increase - New Funds, as established in the Backstop Agreement.

6.1.1.3.4. Payment of the Commitment Premium: Debtors represent and acknowledge for the legal purposes that the Commitment Premium is due by Debtors pursuant to the Backstop Agreement. Debtors undertake by this Plan, in an irrevocable and irreversible manner, to pay the Commitment Premium on the date of conclusion of the Capital Increase - New Funds or in any case of non-compliance with the Backstop Agreement by Debtors, as established in the Backstop Agreement.

7.         CORPORATE REORGANIZATION

7.1.      In addition to the corporate reorganization transactions described in Exhibit 7.1, the Debtors will be authorized to perform corporate reorganization transactions, such as spin-off, consolidation, merger of one or more companies, transformation, dissolution, or winding up between the Debtors themselves and/or any of their Affiliates, always with the purpose of optimizing their operations and improving their results, thus contributing to the fulfillment of the obligations set forth in this Plan, provided that approved by the Transitional Board of Directors or the New Board of Directors, according to the moment and the governance rules of Section 9.

8.         MEETING OF CREDITORS

8.1.      Meeting of Creditors. Given the specificities of the Qualified Bondholders Unsecured Creditors, certain subjects that affect only the rights of the Qualified Bondholders Unsecured Creditors, as established in this Plan, shall be decided by them in Meeting of Creditors, observing the terms of Exhibit 8.1.

9.         OI GOVERNANCE DURING JUDICIAL REORGANIZATION

9.1.      Corporate Governance. The management of Oi Group shall comply with, in the performance of its activities, the best corporate governance practices, in addition to all terms, conditions and limitations included in this Plan and other instruments related to the Judicial Reorganization.

9.1.1. Special Transition Rules. As from Approval of the Plan, the following special transition rules of governance of Debtors shall be applicable, prevailing on the provisions of their respective Bylaws, in order to give institutional stability to their corporate bodies and administrators for the purpose of complying with this Plan, as follows:

(i) Executive Office – Stabilization: During the Transitional Period (i) the Transitional Officers (x) shall remain in the same offices they hold and with the roles they perform on this date,  with the maintenance and renewal of the current contractual commitments, including, but not limited to, the currently existing contractual indemnities,  and its removal from and alteration to the functions of the Transitional Officers are forbidden, (y) shall be exclusively responsible for the execution and implementation of the Plan up to the conclusion of the Judicial Reorganization, observing the provision of item (iii) below; and (ii) the Directors Officers shall exercise their respective roles with the operational assignments to be fixed at an Oi Executive Board meeting, and said Officers must refrain from interfering, directly or indirectly, in any way, in issues related to the Judicial Reorganization, including and specially in relation to the implementation of the Plan, being subject to dismissal at any time by the Transitional Board of Directors or by the New Board of Directors, as the case may be.

(ii) Executive Office – Operations: Debtors will engage within up to sixty (60) Business Days after the Approval of the Plan the Operational Officer, who will be liable for preparing Oi at its new phase of transformation and for the integrated action of the commercial and operating areas of Debtors. The Operational Officer may not be dismissed or replaced during the Transitional Period.

a. Selection Process of the Operational Officer: Debtors shall engage a HR Consultancy within fifteen (15) Business Days from the Approval of the Plan. The HR Consultancy shall present to the Transitional Board of Directors, within thirty (30) Business Days from its engagement, a list of potential candidates to the position of Operational Officer. The Transitional Board of Directors shall present to the current CEO, within ten (10) Business Days, a list with three potential candidates to the position of Operational Officer. The CEO shall select the Operational Officer within five (5) Business Days and Debtors shall immediately hire the Operational Officer.

(iii) New Executive Office: After the Transitional Period, the Transitional Board of Directors or the New Board of Directors, as the case may be, may freely decide on the composition of the Executive Office of Debtors, observing that the current CEO and Finance and Investor Relations Officer shall be reinstated to, and maintained in, until the closing of the Judicial Reorganization, the positions of Legal Counsel and Officer without a specific designation with administrative and financial functions, with the same current assignments and competences, administrative structure, levels of decision and maintaining and renewing the current contractual commitments, including, but not limited to, the contractually provided indemnities. In case of removal of the Legal Counsel and  Officer without a specific designation with administrative and financial functions by the Transitional Board of Directors or New Board of Directors, as the case may be, before the conclusion of the Judicial Reorganization, Debtors undertake by this Plan to fully comply with the compensation packages currently in force.

9.2. Transitional Board of Directors. In order to ensure effective compliance with Debtors’ corporate purpose and the measures provided for in this Plan and subject to the applicable regulatory approval , as of the Approval of the Plan, and up to the future investiture of the members of the New Board of Directors, as per this Plan, duly approved by the competent regulatory authorities, Debtors shall have a Transitional Board of Directors comprised of a total of nine (9) full members, without deputies, identified in Exhibit 9.2., as follows:

- Six (6) members of the current Board of Directors;

- Three (3) new members, which shall be invested in office by operation of this Plan, pursuant to Article 50, IV, of LRF.

9.2.1.   The resolutions of the Transitional Board of Directors shall comply with the provision of Article 30 of Oi’s Bylaws, and all resolutions shall be taken by simple majority of those present. In the event of any deadlock in the Resolutions of the Transitional Board of Directors, the Chairman of the Transitional Board of Directors shall have the casting vote, according to article 30 of Oi Bylaws.

9.2.2.   All functions of the other members of the current Board of Directors, which are not designated members of the Transitional Board of Directors pursuant to Section 9.2 above, whether holders or alternates, shall be suspended, including in Advising Committees for Oi administration, and they may not participate of any meeting of the Transitional Board of Directors and (a) shall be formally replaced by operation of this Plan, pursuant to Article 50, IV, of LRF, after the investiture of the New Board of Directors, as per this Plan, or (b) shall have their term in office expiry by lapse of time, whichever occurs first.

9.2.3.   Oi shall use its best efforts to obtain the regulatory approvals necessary to the effective investiture of the members of the Transitional Board of Directors who does not comprise the current Board of Directors.

9.2.4.   The members of the Transitional Board of Directors cannot be replaced until the investiture of the members of the New Board of Directors.

9.3.      New Board of Directors. Within forty-five (45) Business Days from the conclusion of the Capital Increase Capitalization of Credits, by operation of this Plan, as per Article 50, IV, of LFR, Debtors shall have a New Board of Directors, comprised by eleven (11) full members, without alternates, included in the Consensual Slate, with a term of office of two (2) years, the election of which shall be ratified by a Shareholders’ General Meeting called for that end, as per the Corporation Law and Oi’s Bylaws, in compliance with this Plan.

9.3.1.   Formation of the Consensual Slate. The Consensual Slate for the New Board of Directors shall be comprised exclusively by independent directors, according to definition in Oi Bylaws, observing that one (1) of the Independent Directors shall be Mr. Eleazar de Carvalho Filho. The other independent directors and their alternates shall be chosen by the vote of the simple majority of the Transitional Board of Directors. The HR Consultancy shall submit to the Transitional Board of Directors, within ninety (90) Business Days from the approval of the Plan, a list with at least twenty-two (22) candidates to be member of the New Board of Administration, for selection of the ten (10) independent directors and formation of the Consensual Slate.

9.3.2    Election of the Now Board of Directors. Immediately after and in any case within five (5) Business Days from the conclusion of the Capital Increase – Capitalization of Credits, the Transitional Board of Directors shall call a Shareholders’ General Meeting for the election and investiture of the New Board of Directors and their respective directors as per the Consensual Slate.

9.4.      The resolutions of the New Board of Directors shall comply with the provisions of Article 30 of Oi’s Bylaws, being taken by simple majority of those present. In case of hindrance in the Resolutions of the New Board of Directors, the Chairman of the New Board of Directors shall have the casting vote, in accordance with Article 30 of Oi’s Bylaws.

9.5. The members of the New Board of Directors may not be dismissed, except due to gross mistake, willful misconduct, gross negligence, abuse of term of office or violation of the respective fiduciary duties, as per the applicable legislation.

9.6.      In case of vacancy, the provision of Article 150 of the Corporation Law shall be observed.

9.7.      Board of Directors. After the expiry of the term of office of the New Board of Directors as per this Plan, a new Shareholders’ General Meeting may be called for the resolution and election of new members for Oi’s Board of Directors, the reinstatement authorized, observing the provisions in Oi’s Bylaws and in the Corporation Law.

9.8. Ordinary course of activities. Debtors and its administration undertake to conduct Oi Group businesses in accordance with the ordinary course of their operations and with the provisions of this Plan until the investiture of the New Board of Directors.

9.9.      Affirmative and Negative Covenant: During the Transitional Period, Debtors and their management, including the current Executive Office and the Transitional Board of Directors undertake to do and not to do the provisions in Exhibit Error! Reference source not found.. [sic]

10.       ADDITIONAL OBLIGATIONS

10.1.    Restriction to the Payment of Dividends.

10.1.1. Until the sixth (6th) year of the date of Judicial Ratification of the Plan, Debtors shall not declare or pay any dividend, return on capital, or make any other payment or distribution on (or related to) the shares issued by themselves (including any payment related to merger or consolidation involving any Debtor).

10.1.1.1.          The declaration of, or the following payments are excepted for the restrictions described in Section 10.1.1 above:

(a)        Dividends, return on capital or other distributions exclusively of one Debtor payable to another Debtors;

(b)       Payments by any Debtor to dissident shareholders according to the applicable legislation carried out after the date of Judicial Ratification of the Plan; or

(c)        Any payment of dividends carried out according to this Plan.

10.1.2. After the sixth (6th) anniversary of the date of Judicial Ratification of the Plan, as applicable, the Debtors will be authorized to declare or pay any dividend, return on capital or make any other payment or distribution on (or related to) the shares issued thereby (including any payment in relation to any type of consolidation or merger involving Debtors) only if the quotient of the consolidated net debt of Oi (that is, Financial Credits, deducted from Cash, plus the Anatel credits) / EBITDA of the fiscal year ended immediately before the declaration or of the payment, is equal or lower than two (2). After the Capital Increase with Capitalization of Credits and the Capital Increase New Funds, the payments of dividends, return on capital or any other payment or distribution on (or related to) the shares issued thereby (including any payment in relation to any consolidation or merger involving any Debtor), shall be authorized if the consolidate net financial debt ration of Oi (that is, Financial Credits, deducted from Cash) / EBITDA of the fiscal year ended immediately before the declaration or of the payment, is equal or lower than two (2), being certain that there shall not be any restriction to the distribution of dividends after the full payment of the Financial Credits.

10.1.2.1.          The declaration of, or the following payments are excepted for the restrictions described in Section 10.1.2 above:

(a)        dividends, return on capital or other distributions exclusively of one Debtor payable to another Debtors;

(b)       payments by any Debtor to dissident shareholders according to the applicable legislation carried out after the date of Judicial Ratification of the Plan; or

(c)        Any payment of dividends carried out according to this Plan or determined by the applicable legislation, including the mandatory dividend.

10.2.    Suspension of Obligations. Beginning on the day of an Event of Suspension of Obligations and ending on a Date of Reversal (as defined below) (for the purposes of this clause, such period being referred to as “Suspension Period”), Oi Group: (i) shall not be bound to make an early annual redemption with Generation of Cash Sweep, as per Section 5.2; and (ii) may pay dividends free of any restriction provided for in Section 10.1 of this Plan (for the purposes of this clause, “Suspended Obligations”)

10.2.1. In any period of time, if two (2) among the following Rating Agencies (Standard and Poors, Moodys or Fitch Ratings) classify Oi with an investment grade and no default occurs, the obligations listed in Section 10.2 will be suspended (for the purposes of this clause, “Event of Suspension of Obligations”). If on any subsequent date (for the purposes of this Section, “Date of Reversal”) one (1) or both Rating Agencies cancel the investment grade or reduce the investment ratings of Oi below the investment grade, the suspended obligations will be applicable again.

10.3.    Authorized Capital Increase. As a manner to enable the approval of share issuances and subscription bonus set forth in this Plan, regardless of a statutory reform, Oi undertakes to call, as soon as possible after the Judicial Ratification of the Plan, a general meeting of shareholders to resolve on the increase of the limit of its authorized capital, in quantity sufficient to withstand such issuances, if necessary. If there is any hindrance to such approval, it may be compensated by a decision of the Judicial Reorganization Court.

10.4.    Positive Covenants. By means of this Plan, the Debtors undertake to, during the course of the Judicial Reorganization, (a) to conduct the Oi Group’s business according to the regular course of its transactions; (b) comply with all terms, conditions and limitations set forth herein; and (c) comply with all obligations undertaken herein.

11.       EFFECTS OF THE PLAN

11.1.    The Binding Nature of the Plan. As of the Judicial Ratification of the Plan, the provisions of this Plan bind the Debtors, their shareholders and partners, the Pre-Petition Creditors and their relevant successors and assignees, under the terms of art. 59 of the LFR.

11.1.1. Observing the provision of Section 11.4, the Approval of the Plan constitutes authorization and binding consent granted by Pre-Petition Creditors to enable the Debtors to, within the limits of the Law and the terms of this Plan, take any and all appropriate and required action to implement the measures provided for in this Plan, including (i) the obtainment of judicial, extrajudicial or administrative measure (whether according to any insolvency law or under the scope of any principal or incidental procedure) pending or to be initiated by the Debtors, any of the representatives of the Debtors or any representative of the Judicial Reorganization, in any jurisdiction that is not Brazil with the purpose of giving force, validity and effect to the Plan and its implementation and (ii) the establishment of procedures for (ii.a) Creditors who are non-residents of Brazil to express their choice with respect to the option for the payment of their respective Pre-Petition Credits, notwithstanding the provisions of Sections 4.5, 4.5.1, 4.5.2, 4.5.3, 4.5.4 and 4.5.5, (ii.b) the payment of the Credits held by the referred Creditors who are non-residents in Brazil, in the appropriate manner, as provided for in this Plan; and (ii.c) to guarantee equal treatment of the Creditors, deduct the amounts of the Credits to be paid by the Debtors, under this Plan, to the Creditors, whether or not these Creditors are residents of Brazil, indicated in the Creditors’ List of the Bankruptcy Trustee, any and all amounts received by these creditors of the Debtors and/or resulting from any disposal, liquidation or foreclosure of their assets in other jurisdictions, as applicable.

11.1.1.1.          In the light of the foregoing, within the limits of the Law and the terms of this Plan, Creditors who approve the Plan expressly state that they undertake to approve any other instruments regarding a composition between creditors and any of the Debtors in another jurisdiction, to be submitted for approval by the creditors in any jurisdiction, including, but not limited to, a composition plan to be offered by any of the Debtors before the Dutch Courts, as well as to sign any and all instruments required to put said composition of creditors into effect, except the provision of Section 11.4.

11.2.    Novation. Unless otherwise provided in Section 11.2.1 below and specifically agreed to by the Secured Creditor and Oi Group, and in accordance with the provisions of Section 4.2.4, the Judicial Ratification of the Plan will imply the novation of all Pre-Petition Credits, under the terms of art. 59 of the LFR, which will be paid as set forth in this Plan. Due to the novation, all obligations, contractual covenants, financial indexes, events of early termination, as well as other obligations and guarantees of any nature assumed or provided by the Debtors are terminated, and will be replaced, in all their terms (except as otherwise provided for in this Plan), by the provisions of this Plan.

11.2.1. Considering the relevance of the guarantees in force provided by Oi Group’s companies in order to maintain the permits for the use of radiofrequency, as required by Governmental Authorities, as well as to maintain assets and rights required for the provision of services in the scope of said permits, it is hereby expressly excepted that such guarantees will not be affected by the novation provided for in Section 11.2, above.

11.3.    Termination of Claims. Observing the provision of Section 11.4, as of the Judicial Ratification of the Plan, while this Plan is being complied, and in accordance with the provisions of Sections 4.1.2 and 4.3.2, the Pre-Petition Creditors, except Labor Creditors, can no longer (i) file or proceed with any and all judicial actions or Proceedings of any nature against the Debtors associated with any Pre-Petition Credit, except with regard to the provisions of art. 6, paragraph 1, of the LFR in relation to Proceedings regarding Non-liquidated Credits; (ii) execute any judgment, judicial decision, or arbitration award against the Debtors associated with any Pre-Petition Credit; (iii) pledge or encumber any of Oi Group’s assets to satisfy their respective Pre-Petition Credits or practice any other constrictive acts against the assets of the Debtors; (iv) create, improve, or execute any collateral on the assets and rights of the Debtors to ensure the payment of the Pre-Petition Credit; (v) claim any right for the settlement of their respective Pre-Petition Credit against any credit owed to the Debtors; (vi) seek to meet their Pre-Petition Credit through any other means rather than those provided for in this Plan. With the Judicial Ratification of the Plan, all executions, among other remedies in course against Oi Group and regarding Pre-Petition Credits, will be terminated, and the judicial constrictions and pledges will be released, considering that the balance of the Court Deposits that have not been used in the payment of Creditors under the terms of Sections 4.1.2 and 4.3.2 above will also be released.

11.4.    The provisions of Sections 3.1.1.1, 4.3.3.8, 4.3.3.10, 11.1.1, 11.1.1.1, 11.3, 11.10, 11.11, 11.12, 11.12.1, 11.12.1.1, 11.12.1.2, 13.2.1, 13.10.1 and 13.10.2 above do not apply to the Current Litigants, as well as does not affect any current or future litigation, or causes of litigation of the Current Litigants, in any jurisdiction, being maintained their rights to adopt any action that understand necessary in relation to the Plan, the Financing DIP, any agreement, instrument or other document created or executed in relation to this Plan or to the Financing DIP, including, without limitation, the right to terminate such agreements or to file actions in any jurisdiction for the protection and efficiency of the rights of this Plan or of the Financing DIP, or to demand those rights, actions or causes of action connected to, arising from or related to the non-compliance with any term and condition by Debtor, included in this Plan, in the Financing DIP or in any other agreement, instrument or other document created or executed and related to this Plan, or to the Financing DIP, to which such party is bound.

11.4.1. Until the date of the Judicial Ratification of the Plan or January 15, 2018, whichever occurs first (for the purposes of this section, the “Period of Suspension Litigations”), each of the Debtors and the Current Litigants must refrain from pursuing in any jurisdiction (including in Brazil, United States of America, Netherlands, Portugal or United Kingdom) any dispute, actions or causes of action against Debtors or any of the Current Litigants or the Protected Parties.

11.4.2. During the Period of Suspension Litigations, Debtors and the Current Litigants must coordinate their efforts to take any measure necessary or appropriate to suspend the Pending Actions and must not perform any adjustment in their actions, requests, appeals, motion for reconsideration or similar action, except if necessary to maintain the Pending Action or avoid statute of limitation. Specifically, the parties must require: (i) the suspension, during the Period of Suspension Litigation, of the court actions of which they are parties in the United States of America, Netherlands and Cayman Island, as the case may be; (ii) to Mr. Jasper Berkenbosch, designated trustee in the bankruptcy proceedings of Coop in course in Netherlands, to request, during the Period of Suspension Litigation, the suspension of the avoidance proceeding filed thereby; and (iii) to the District Court of Amsterdam where the avoidance proceeding is in course, the suspension of that action during the Period of Suspension Litigations.

11.4.3. Nothing in this Plan prevent the Current Litigants from pursuing or continuing to pursue motions of reconsideration, change, vacatur, appeals or any other similar measure or an appeal of written memorandum of decision of the North American Bankruptcy Court dated of December 4, 2017, file number 17-11888, registration number 130, or any other order related to such decision.

11.4.4. Debtors and the Current Litigants may adopt applicable legal measures strictly necessary to protect their rights, appeals or right to appeal, provided that Debtors and the Current Litigants adopt the measures strictly necessary for the protection of right.

11.4.5. Any statute of limitation, period of suspension or preemptive period, or any other time appeal, including mutual waivers, dismissals or abdications, set forth in law, statute, agreement, by equity or any other means, which may be argued by Debtors or by the Current Litigant, are interrupted until the occurrence of: (i) the conclusion of the negotiation for the closing of the Pending Actions, the transactions set forth in this Plan for the restructuring of the credits or (ii) ninety (90) days after the end of the period of suspension of the Pending Actions set forth in Section 11.4.4 above; whichever comes first.

11.4.6. Nothing in this Plan shall limit or restrict the rights of the Current Litigants, being certain that, except for the obligation to suspend actions set forth in this clause, any Current Litigant shall have protected its right of taking any action that it understands necessary related to the Plan, the Financial DIP, any agreement, instrument or other document created or executed in relation to this Plan or to the Financing DIP, including, without limitation, the right to terminate such agreements or to file actions in any jurisdiction for the protection and efficiency of the rights of this Plan or of the Financing DIP or to demand those rights, actions or causes of actions connected to, arising from or related to the non-compliance with any term and condition by Debtors, included in this Plan, in the Financing DIP or in any other agreement, instrument or other document created or executed and related to this Plan, or to the Financing DIP, of which such part is bound.

11.4.7. Debtors and Current Litigants shall use their best efforts in a commercially reasonable manner to negotiate in good faith the closing of the Pending Actions in mutually acceptable terms in the United States of America, Netherlands and Cayman Islands, as the case may be. Nothing in this Plan shall be construed as an obligation of Debtors or of the Current Litigants to close such Pending Actions.

11.4.8. The Approval of the Plan does not prevent the Pre-Petition Creditors and/or Debtors from pursuing in any jurisdiction (including in Brazil, United States of America, Netherlands, Portugal or United Kingdom) any dispute, actions or causes of action against the Current Litigants, nor does it imply waiver to the rights or remedies that the Pre-Petition Creditors and/or Debtors have against the Current Litigants.

11.5.    Reconstitution of Rights. Verified the occurrence of any of the Conditions Subsequent set forth in Section 12 and provided that Oi Group has not obtained the waivers necessary pursuant Section 12.2 and/or situation of conversion from the Judicial Reorganization into bankruptcy during the term established in Article 61 of LFR, the Pre-Petition Creditors shall have all their rights and guarantees fully restored to the conditions originally contracted, as if the Plan had not been approved, being reestablished all actions and claims against Oi Group, and ensuring the right to file or resume any judicial or extrajudicial action against Oi Group, deducting the amounts that may have been paid as per this Plan and in the course of the Judicial Reorganization and excepted the acts validly executed within the scope of the Judicial Reorganization and this Plan, observing the provision of Articles 61, paragraph 2, and 74, of LFR.

11.6.    Formalization of Documents, among Other Measures. Oi Group, the purchasers of any assets owned by any of the Debtors and the Creditors and their representatives and attorneys must practice all acts and sign all agreements, among other documents, which, in form and substance, are required or appropriate for compliance with and the implementation of the provisions of this Plan.

11.7.    Modification of the Plan. Addenda, amendments or modifications in the Plan may be proposed at any time after the Judicial Ratification of the Plan, provided that such addenda, amendments or modifications are (i) submitted to voting in the Creditors’ Meeting, observing the quorum required by Articles 45 and 58, main section and paragraph 1, of LFR.

11.7.1. Biding Effect of the Modifications of the Plan. The addenda, amendments or modifications in the Plan shall bind Oi Group, its Pre-Petition Creditors and their respective assignees and successors, from its approval by the Creditors’ Meeting as per Articles 45 or 58 of LFR.

11.8.    Maintenance of the Right of Petition and Voice and Vote in Creditors’ Meeting. For the purposes of this Plan, and while the closing of the Judicial Reorganization does not occur, the Creditors -- including the Qualified Bondholders Unsecured Creditors that may convert part of their Qualified Bondholders Unsecured Credits into Oi’s capital as per the Capital Increase – Capitalization of Credits -- shall maintain the amount and quantity of their Pre-Petition Credits for the purpose of right of petition, voice and vote in each and every Creditors’ Meeting after the Judicial Ratification of the Plan, regardless of the conversion of the Qualified Bondholders Unsecured Credits into New Common Shares I – and respective settlement.

11.9.    Economic equivalence in the fulfillment of the Plan. In the event that any of the transactions provided for in the Plan, which do not involve payments in cash to the Pre-Petition Creditors, could not be implemented by the Debtors due to the end of the deadline applicable to the implementation of such transactions or due to regulatory reasons, the Debtors will adopt the required measures in order to assure an equivalent economic result to the Pre-Petition Creditors.

11.10.  Settlement. Payments made as set forth in this Plan will automatically discharge, proportionally to the amount effectively received and regardless of any additional formalities, the full, complete, irrevocable, and irreversible settlement of any and all Pre-Petition Credits against the Debtors, due to a primary or personal obligation, including with respect to the Financial Charges, so that the Pre-Petition Creditors can no longer file any claims against the Debtors, relatively to the Pre-Petition Credits, at any time, whether in court or out of court.

11.11.  Ratification of Acts. The Approval of the Plan by the Creditors’ General Meeting will imply the approval and ratification of all regular management acts practiced and measures taken by the Debtors in the course of the Judicial Reorganization, including, without limitations to, the acts required for restructuring in the manner proposed by this Plan, the execution of the Backstop Agreement, as well as all other acts and actions required for the full implementation and completion of this Plan and the Judicial Reorganization, which are expressly authorized, validated, and ratified for all legal purposes, including and especially articles 66, 74, and 131 of the LFR.

11.12.  Disclaimer and Waiver of Liability.

11.12.1.           Disclaimer and Waiver of Liability of the Exempted Parties. As a result of the Approval of the Plan, Creditors expressly hold the Exempted Parties harmless from and against any and all liability for the regular management acts practiced and obligations assumed before or after the Request Date until the date of the Approval of the Plan, including with respect to the restructuring provided for in this Plan, granting to the Exempted Parties comprehensive, public, general, irrevocable and irreversible settlement of all property, penal, and moral rights and intentions eventually arising from the referred acts, on any account, observing the provision of Section 11.4.

11.12.1.1.        Approval of the Plan equally represents express and irrevocable waiver by Creditors to the rights on which any claims, actions, or rights to file, promote, proceed to or claim, whether in court or out of court, on any account and without exceptions or reservations, in any jurisdiction, the reparation of damages and/or other actions or measures promoted against the Exempted Parties with respect to the acts practiced and obligations assumed by the Exempted Parties, including by virtue and/or in the course of the Judicial Reorganization, are founded. The Creditors, as applicable, shall take the appropriate measures so that the trustees appointed in the Dutch bankruptcy proceedings of Oi Coop and PTIF close all litigations against the Exempted Parties or cause such litigations to be closed, observing the provision of Section 11.4.

11.12.1.2.        Disclaimer and Waiver of Liability of the Backstopper Investors. As a result of the Approval of the Plan, each of the companies part of Oi Group and their successors, and the Creditors, expressly hold the Exempted Parties Backstopper Investors harmless from and against any and all liability for the acts practiced, including the execution of the Backstop Agreement, and obligations assumed before or after the Request Date until the date of the Approval of the Plan, including with respect to the restructuring provided for in this Plan and in the Backstop Agreement, granting to the Exempted Parties Backstopper Investors comprehensive, public, general, irrevocable and irreversible settlement of all property, penal, and moral rights and intentions eventually arising from the referred acts, on any account.

12.       CONDITIONS SUBSEQUENT OF THE PLAN

12.1.    Conditions Subsequent. The following are conditions subsequent of the Plan, the occurrence of which shall result in the automatic termination of the Plan and its provisions, with the consequent maintenance and/or reconstitution of the rights and guarantees of the Creditors under the conditions originally contracted, as if the Plan had not been approved, pursuant to this Section 12.1:

(i)         non-occurrence of the restructuring of the Qualified Bondholders Unsecured Creditors as per Section 4.3.3.2 until July 31, 2018;

(ii)        non-occurrence of the Capital Increase Capitalization of Credits as established in Section 4.3.3.5 until July 31, 2018; and

(iii)       non-occurrence of the Capital Increase New Funds as established in Section 6 until February 28, 2019.

12.2.    Waiver of Conditions Subsequent. The Creditors may, in resolution of the holders of the simple majority of the Credits present at the Creditors’ Meeting called for that purpose, approve the total or partial waiver or modification of the condition(s) subsequent described in Section 12.1 above.

12.3.    Termination of the Plan. If the Plan is terminated, it will be incumbent upon the Creditors’ Meeting to resolve (i) on the approval of modification to the Plan, observing the quorum for approval of Plan established in Articles 45 and 58, paragraph 1, of LFR, or (ii) for the adjudication of bankruptcy by the Reorganization Court.

13.       Miscellaneous

13.1.    Conditions precedent. The effectiveness of this Plan is conditioned to (i) the Approval of the Plan; and (ii) the Judicial Ratification of the Plan, and the effectiveness of the implementation of the measures set forth in this Plan is conditioned to the compliance of the applicable legal, regulatory and statutory requirements and conditions.

13.2.    Positive and Negative Covenants. Through this Plan, the Debtors undertake to, during the Judicial Reorganization, (a) conduct the businesses of Oi Group according to the regular course of its operations; (b) observe all terms, conditions and limitations set forth herein; and (c) fulfill all obligations undertaken in this Plan.

13.2.1. Without prejudice to the provisions of Section 13.2 above, the Debtors undertake to adopt the measures that are within their reach and are necessary for this Plan to be acknowledged as effective, enforceable and binding in the applicable foreign jurisdictions, to the extent that such acknowledgment is necessary for the implementation of the measures set forth in this Plan regarding the respective Creditors, observing the provision of Section 11.4.

13.3.    Closing of the Judicial Reorganization. The Judicial Reorganization shall be terminated upon the verification of the compliance of all obligations set forth in the Plan that expire within two (2) years as of the Judicial Ratification of the Plan.

13.4.    Payment Methods. Except for Labor Creditors that are parties to Proceedings, who will always be paid upon judicial deposit in the case records of the respective Proceedings, except if there is a provision to the contrary in the Plan, the amounts owed to the Pre-Petition Creditors shall be paid through (a) the direct transfer of funds to the bank account of the respective Pre-Petition Creditor, through a credit order document (DOC) or electronic transfer of available funds (TED), (b) a Payment Order to be directly withdrawn from the teller of the financial institution by the respective Pre-Petition Creditor, as the case may be; the proof of said financial transaction can be used as proof of settlement of the respective payment; or even (c) other means necessary for the payment of Regulatory Agencies Pre-Petition Credits.

13.4.1. The payments set forth in this Plan shall be carried out only after the availability and remittance by the Pre-Petition Creditors, with the exception of Labor Creditors that are parties in Proceedings, of their updated registration data and bank account information in the electronic platform that will be made available by Oi at the electronic address www.recjud.com.br. If the Pre-Petition Creditor does not make available and send said information in a timely manner so that the Debtors may make said payment, on the dates and within the terms set forth in this Plan, such non-performance will not be considered a non-compliance with the Plan. No fine, monetary adjustment or default charges shall be levied regarding the payments that are not made on the dates and within the terms set forth in the Plan due to the Pre-Petition Creditors not having made available and sent said information in a timely manner.

13.5.    Payment Dates. In case any payment or obligation set forth in this Plan should be performed or satisfied on a day other than a Business Day, said payment or obligation may be performed or satisfied, as the case may base, on the immediately subsequent Business Day, without this characterizing lack of punctuality of the Debtors or implying the assessment of Financial Charges. Similarly, regarding any payment obligations depending on acts that have not yet been performed, the Debtors shall exert all efforts to carry out the payments as soon as possible, according to the structure of this Plan.

13.6.    Communications. All notifications, requirements, requests and other communications to Oi Group, requested or permitted by this Plan, in order to be effective, shall be performed in writing and shall be considered performed when (i) sent by registered letter, return receipt requested, or by courier, and effectively delivered; or (ii) sent by e-mail with evidence of delivery, observing the following contact information:

Oi S.A.

Rua Humberto de Campos, 425

Protocolo – Recuperação Judicial

Leblon

Rio de Janeiro – RJ

CEP 22430-190

E-mail: rjoi@oi.net.br

13.7.    Severability of the Plan. In the event of any term or provision of the Plan is considered invalid, void or ineffective by the Judicial Reorganization Court, the validity and effectiveness of the remaining provisions shall not be affected, and the Debtors shall propose new provisions to substitute those declared invalid, void or ineffective, so as to maintain the purpose set forth in this Plan.

13.8.    Assignment of Credits. Except if provided otherwise in this Plan, the Creditors may assign their Pre-Petition Credits to other Creditors or to third parties, and the assignment shall only have effects provided that (i) the Debtors, the Bankruptcy Trustee and the Judicial Reorganization Court are informed; and (ii) the assignees sign a written statement attesting to the receipt of a copy of the Plan and acknowledging that the Pre-Petition Credit will be subject to the provisions of the Plan. The provisions of items “i” and “ii” above do not apply to the Qualified Bondholders Unsecured Credits nor to the New Notes, which may be freely assigned, regardless of previous notice and/or agreement of Debtors.

13.9.    Amendments Previous to Approval of the Plan. Debtors reserve the right, pursuant to Law, to amend this Plan up to the date of Approval of the Plan, including complementing the protocol with additional documents and translations of related documents.

13.10.  Powers of Oi Group to implement the Plan

13.10.1.           The Approval of the Plan followed by the Judicial Ratification of the Plan shall give Oi, through its legal representatives, powers to take all measures necessary to the implementation of the Plan, including, from the corporate point of view, to sign the subscription lists, on behalf  and to the benefit of the Bondholders Unsecured Creditors that restructure their Credits as set forth in Section 4.3.3.1.1 related to the shares to be issued and delivered by Oi as ADRs in payment  for such Credits, observing the provision of Section 11.4.

13.10.2.           After the Judicial Ratification of the Plan, Oi Group is hereby authorized to adopt all measures necessary for (i) submitting the Approval of the Plan to the insolvency proceedings in course before the Bankruptcy Court of the Southern District of New York (Chapter 15), with the purpose of granting effects to the Plan in the North-American territory, binding the Creditors domiciled and established therein, as well as (ii) starting and/or continuing other judicial, extrajudicial or administrative proceedings, whether insolvency procedures or of any other nature, in other jurisdictions other than the Federative Republic of Brazil, including in the North-American and Dutch territory, as the case may be, for the implementation of this Plan, including, but not limited to, the insolvency proceedings or proceedings necessary to the implementation of the provisions of this Plan, notably pursuant to the applicable legislation of the United States of America, British Virgin Islands and Netherlands. The accessory proceedings abroad cannot change the terms and conditions of this Plan, observing the provision of Section 11.4.

13.11.  Applicable Law. The rights, duties and obligations arising herefrom shall be governed, interpreted and signed under the laws in force in the Federative Republic of Brazil, even if the Credits are governed by the laws of another jurisdiction and without the application of any rules or principles of private international law.

13.12.  Dispute Resolution and Jurisdiction. All controversies or disputes that arise or are related to this Plan, including Creditors’ claims related to the amount of their respective Pre-Petition Credits, may be previously submitted to the Mediation procedure, pursuant to the rules of the Chamber of Mediation and Arbitration of Fundação Getulio Vargas/RJ or alternatively of the Permanent Center of Consensual Methods for Litigation Resolution of the Higher Courts of the State of Rio de Janeiro [Núcleo Permanente de Métodos Consensuais de Solução de Litígios do Tribunal de Justiça do Estado do Rio de Janeiro]. If such controversies or disputes are not solved in Mediation, such controversies or disputes shall be solved (i) by the Judicial Reorganization Court, until the end of the Judicial Reorganization proceedings with the ratification decision made final and unappealable; and (ii) by any corporate court of the Central Courts of the City of Rio de Janeiro, after the end of the Judicial Reorganization proceedings with the ratification decision made final and unappealable.

The Plan is signed by Oi Group’s duly appointed legal representatives.

Rio de Janeiro, December 20, 2017.

[signatures]

Oi S.A. – under judicial reorganization

[signatures]

Telemar Norte Leste S.A. – under judicial reorganization

[signatures]

Oi Móvel S.A. – under judicial reorganization

[signatures]

Copart 4 Participações S.A. – under judicial reorganization

[signature]

Copart 5 Participações S.A. – under judicial reorganization

[signature]

Portugal Telecom International Finance B.V. – under judicial reorganization

[signature]

Oi Brasil Holdings Coöperatief U.A.  – under judicial reorganization

Exhibit 1.1

Definitions

“Shareholders” means the direct or indirect shareholders of OI, including the individuals that are, directly or indirectly, controlling shareholders of OI and their successors in any manner.

“Pending Actions” means any pending judicial and extrajudicial measures on the date of the Plan or on a previous date in the United States of America, Holland and Cayman Island, the parties of which are any of the Debtors and the Current Litigants.

“PTIF Shares” means the 134,819,390 common shares issued by Oi held by PTIF, as ADRs, currently held by Oi in treasury.

“Shareholders’ Agreements” means the agreements entered between the Shareholders on the purchase and sale of shares issued by the Debtors, right of first refusal, exercise of the right to vote or the control power, which shall be observed by the company when filed in its principal place of business, pursuant to the terms of Article 118 of the Brazilian Corporations Law.

“Bankruptcy Trustee” means Escritório de Advocacia Arnold Wald, with a registered office at Av. Pres. Juscelino Kubitschek, 510, 8º andar, São Paulo- SP, CEP 04543-906, as appointed by the Judicial Reorganization Court, under the terms of the decision rendered on July 22, 2016.

“ADR” means American Depositary Receipts, a method through which OI’s shares are traded on the NYSE.

“Labor Attorneys” means the respective attorneys of the Court Deposits Labor Creditors constituted in the records, including those holding defeated party's fees.

“Affiliates” means, with respect to any Person, any Person that directly or indirectly Controls, is Controlled by, or is under common Control of this Person.

“Disposal of Assets” means the transactions of disposal of assets pursuant to Section 5.1.

“ANATEL” means the National Telecommunications Agency [Agência Nacional de Telecomunicações], created by Law No. 9,472, dated July 16, 1997.

“Approval of the Plan” means the approval of this Plan by the Pre-Petition Creditors in the Creditors’ General Meeting, as per art. 45 or 58, paragraph 1 of the LFR. For the purposes of this Plan, the Approval of the Plan is considered to occur on the date of the Creditors’ General Meeting that approves the Plan. In case of approval under the terms of art. 58, paragraph 1 of the LFR, the Approval of the Plan is considered to occur on the date of the decision granting the Judicial Reorganization.

“Creditors’ General Meeting” means any general meeting of creditors under the terms of Chapter II, Section IV of the LFR.

“Non-Material Asset” means property or assets of any Debtor with Fair Market Value that does not exceed five percent (5%) of the item “Assets” of the consolidated annual financial statements of Oi for the previous fiscal year.

“Material Asset” means property or assets of any Debtor with Fair Market Value that does exceed five percent (5%) of the item “Assets” of the consolidated annual financial statements of Oi for the previous fiscal year.

“Capital Increase Capitalization of Credit” means a capital increase of Oi, subscribed by the Qualified Bondholders Unsecured Creditors, paid up upon capitalization of the Qualified Bondholders Unsecured Credits, as per Article 171, paragraph 2, of the Corporation Law and other applicable legal provisions, in accordance with the conditions set forth in Section 4.3.3.5.

“Capital Increase New Funds” means a capital increase of Oi, subscribed by the Backstopper Investors, pursuant to the Backstop Agreement, paid up upon private issuance (i.e., without registration before CVM) of new common shares, as per Article 170, paragraph 1, of the Corporation Law and other applicable legal provisions, in accordance with the conditions provided for in Section 6.

“Governmental Authorities” means the government of the Federative Republic of Brazil or of any other jurisdiction or a political subdivision of it, including any federal, state, or local institution, agency, division, department, or body of this government, or a political subdivision of it, including the Public Prosecutor’s Office, the Federal Police, the Federal Revenue Office of Brazil, the National Institute of Social Security, the Central Bank of Brazil, the Securities and Exchange Commission, ANATEL, the Federal Accounting Court, any judicial, administrative or arbitration court or tribunal, any regulatory or self-regulatory entity.

“Broadband in Schools” means the program launched by the Federal Government through Decree 6,424/2008, which allows fixed telephony service companies to exchange the obligations of installing telephone service stations (PST, postos de serviços telefônicos) in the cities by installing a network infrastructure to support high-speed connection to the Internet in all Brazilian cities and the connection of all urban public schools with services provided at no cost until 2025.

“B3” means B3 S.A. - Bolsa, Brasil, Balcão.

“BNDES” means the Brazilian Economic and Social Development Bank [Banco Nacional de Desenvolvimento Econômico e Social].

“Bondholder” means the holder of a Bondholder Unsecured Credit.

“Non-qualified Bondholder” means, exclusively for the purpose of this Plan, those individual investors holding Bondholders Unsecured Credits in an amount of up to seven hundred thousand United States Dollars (USD750,000.00)

“Qualified Bondholder” means, exclusively for the purpose of this Plan, those individual or legal entity investors holding Bondholders Unsecured Credits in an amount of up to seven hundred thousand United States Dollars (USD750,000.00) and that, if resident in the European Union, prove the compliance with the applicable legal requirements, especially the condition of qualified investor, pursuant to the Prospectus Directive of the European Economic Area (EEA).

“Subscription Bonus” means the securities described in Section 4.3.3.6.

“Brasil Telecom” means Brasil Telecom S.A., created from the privatization of the former state company Telecomunicações Brasileiras S.A., and which originated the current Oi Group.

“CAPEX” means the investments carried out to acquire physical assets or services that will expand Oi’s capacity (consolidating its controlled companies) to generate profit. It means capital expenditure.

“Consensual Slate” means the consensual slate of eleven (11) full members and respective alternates that will compose the New Board of Directors and will be constituted in accordance with the procedure set forth in Section 9.3 of this Plan.

“Civil Code” means Law No. 10,406, dated January 10, 2002.

“Transitional Board of Directors” means Oi Board of Directors to be composed pursuant to Section 9.3.

“HR Consultancy” means Spencer Stuart or other first-class Human Resource consultancy acceptable to the Backstopper Investors.

“Eligible 4373 Accounts”: Are investment accounts held by foreign investors as per Resolution 4,373, issued by the Brazilian Central Bank on September 29, 2014, opened or that may be opened by Unsecured Creditors, in accordance with the legislation in force, before financial institutions that may be informed by Oi Group in due time in a communication or specific invitation to bid in order to enable the subscription of Convertible Debentures / subscription bonus, in due time and manner, as applicable. Eligible 4373 Accounts are and will be 4373 Accounts whose custodians determine that the Convertible Debentures / subscription bonus are qualified as an investment provided for by Resolution 4373, with zero tax rate of the Tax on Financial Operations (IOF) on effective or simultaneous exchange operations for funds to enter the Country, in compliance with the applicable regulations.

“Backstop Agreement” means the agreement entered into on December 19, 2017 between the Debtors and the Backstopper Investors, through which the Debtors and the Backstopper Investors assumed obligations within the scope of the Capital Increase New Funds, which is part of Exhibit 6.1.

“Control” means, under the terms of art. 116 of Law 6,404/76, (i) the ownership of partner rights that ensure to its holder, on a permanent basis, the majority of the votes in the social deliberations and the power to elect the majority of the company managers; and (ii) the effective use of this power to direct social activities and guide the operation of the company’s bodies. The expressions and terms “Controller”, “Controlled by”, “under common Control”, and “Controlled Company” have the meanings logically arising from the definition of “Control”.

“Copart 4” means COPART 4 Participações S.A. – under judicial reorganization, a closely held corporation, registered with the CNPJ/MF under No. 12.253.691/0001-14, with a registered office and a principal place of business at Rua General Polidoro, 99, 4º andar, parte, Botafogo, Rio de Janeiro-RJ, CEP 22280-004.

“Copart 5” means COPART 5 Participações S.A. – under judicial reorganization, a closely held corporation, registered with the CNPJ/MF under No. 12.278.083/0001-64, with a registered office and a principal place of business at Rua General Polidoro, 99, 5º andar, parte, Botafogo, Rio de Janeiro-RJ, CEP 22280-004.

“Credits” means the Pre-Petition Credits and the Post-Petition Credits.

“Secured Credits” means the Pre-Petition Credits guaranteed by in rem rights, under the terms of art. 41, item II of the LFR.

“Class III Credits” means the Pre-Petition Credits provided for in arts. 41, item III, and 83, item VI of the LFR against the Debtors, held by Persons who are not any of the Debtors themselves.

“Pre-Petition Credits” means the credits and permanent injunctions subject to the effects of this Plan, whether matured or maturing, which respective agreements, obligations and/or triggering events occurred prior to the Request Date, regardless of whether or not they are included in the Creditors’ List of the Bankruptcy Trustee. Pre-Petition Credits are all Credits referred to in this Plan, regardless of their nature, with the exception of Post-Petition Credits.

“Regulatory Agencies Pre-Petition Credits” means non-tax Pre-Petition Credits held by regulatory agencies or arising out of obligations imposed due to the resolution of regulatory agencies, including ANATEL. Occasional administrative fines already deemed as overdue by decision rendered within the scope of the Superior Court of Justice are not included in the Regulatory Agencies Pre-Petition Credits.

“Liquidated Regulatory Agencies Pre-Petition Credits” means the Regulatory Agencies Pre-Petition Credits registered as overdue federal tax liability.

“Non-liquidated Regulatory Agencies Pre-Petition Credits” means the Regulatory Agencies Pre-Petition Credits not registered as overdue federal tax liability.

“Post-Petition Credits” means the credits held against the Debtors that are not subject to the effects of this Plan due to the fact that (a) their triggering event occurred after the Request Date, or (ii) they meet art. 49, paragraphs 3 and 4 of the LFR, or any other legal standard that excludes them from the effects of this Plan.

“Financial Credits” means the Pre-Petition Credits arising from transactions executed within the scope of the National Financial System with financial institutions.

“Non-liquidated Credits” means Pre-Petition Credits (i) under any judicial or arbitration proceeding, whether initiated or not, derived from any legal relationships and agreements existing on the Request Date; or (ii) in relation to which there is a pending matter for the resolution of a controversy or dispute; or (iii) those that, even if not falling into items (i) and (ii) above, are not included in the Creditors’ List of the Bankruptcy Trustee, for any reason.

“Intercompany Credits” means the Debtors’ credits derived from loans made among them as a way of managing cash and transfer of funds among the different companies that form Oi Group, including funds derived from transactions carried out in the international market by the Debtors.

“ME/EPP Credits” Means the Pre-Petition Credits held by micro and small businesses, defined in accordance with Complementary Law No. 123/2006, under the terms of art. 41, item IV of the LFR.

“Unsecured Credits” means the ME/EPP Credits, the Class III Credits and the Regulatory Agencies Pre-Petition Credits.

“Court Deposit Unsecured Credits” means the Court Deposit ME/EPP Credits and the Court Deposit Class III Credits.

“Bondholders’ Unsecured Credits” means the Unsecured Credits pertaining to bonds pertaining to debt issuances by PTIF and Oi Coop, guaranteed by Oi and issued by Oi and guaranteed by Telemar listed as follows, issued and traded abroad and regulated by foreign laws, as well as subject to laws and other applicable rules in the jurisdictions where such bonds are traded: (i) 9.75% Senior Notes issued by Oi, (ii) 5.125% Senior Notes 2017 issued by Oi and guaranteed by Telemar, (iii) 9.500% Senior Notes 2019 issued by Oi and guaranteed by Telemar, (iv) 5.500% Senior Notes 2020 issued by Oi and guaranteed by Telemar, (v) 5.625% Senior Notes 2021 issued by Coop and guaranteed by Oi, (vi) 5.750% Senior Notes 2022, issued by Coop and guaranteed by Oi, (vii) 6.250% Notes 2016 issued by PTIF and guaranteed by Oi, (viii) 5.242% Notes 2017 issued by PTIF and guaranteed by Oi, (ix) 4.375% Notes 2017 issued by PTIF and guaranteed by Oi, (x) 5.875% Notes 2018 issued by PTIF and guaranteed by Oi, (xi) 5.000% Note 2019 issued by PTIF and guaranteed by Oi, (xii) 4.625% Notes 2020 issued by PTIF and guaranteed by Oi, and (xiii) 4.500% Notes 2025 issued by PTIF and guaranteed by Oi.

“Non-qualified Bondholders’ Unsecured Credits” means the Bondholders’ Unsecured Credits held by Non-qualified Bondholders.

“Qualified Bondholders’ Unsecured Credits” means the Bondholders’ Unsecured Credits held by Qualified Bondholders.

“Late Credits” means those Pre-Petition Credits qualified after the publication of the Creditors’ List of the Bankruptcy Trustee on the official press as provided by article 7, paragraph 2 of the LFR.

“Labor Credits” means the Pre-Petition Credits arising from the labor legislation or resulting from a work accident, under the terms of art. 41, item I of the LFR.

“Fundação Atlântico Labor Credit” means the Labor Credit owned by Fundação Atlântico de Seguridade Social, private pension entity linked to Oi Group.

“Creditors” means all creditors referred to in this Plan.

“Secured Creditors” means the holders of Secured Credits.

“Pre-Petition Creditors” means the holders of Pre-Petition Credits.

“Post-Petition Creditors” means the holders of Post-Petition Credits.

“Strategic Supplier Creditors” means those Class III and/or ME/EPP Unsecured Creditors that maintain the goods and/or services supply to the Debtors, as applicable, without any unreasonable change in the terms and conditions practiced until the Request Date by the respective Class III Creditors with regard to the Debtors and that do not have any kind of on-going litigation against any of the Debtors, except for any incident related to the Judicial Reorganization Proceeding.

“Unsecured Creditors” means the ME/EPP Unsecured Creditors and the Class III Unsecured Creditors.

“Bondholder Unsecured Creditors” means the holders of Bondholder Unsecured Credits.

“Class III Unsecured Creditors” means holders of Class III Credits.

“ME/EPP Unsecured Creditors” means holders of ME/EPP Credits.

“Court Deposits Strategic Unsecured Creditors” means the holders of Class III or ME/EPP Credits who, being aware that the existence of litigation against the Debtors incurs in spending funds and compromises the liquidity of Oi Group, expressly agree with the amounts of the respective Class III or ME/EPP Credits, as applicable, acknowledged by the Debtors, including those indicated in the List of the Bankruptcy Trustee, which in the latter case such Class III or ME/EPP Credit eventually becomes a Court Deposits Strategic Unsecured Creditor in accordance with Section 4.3.2.2, and waive the right to offer, propose, or proceed with credit actions, qualifications, divergences, objections, or any other measure (including appeals) which aim at increasing the amounts of their respective Class III or ME/EPP Credits, as applicable and as acknowledged by the Debtors, including those indicated in the List of the Bankruptcy Trustee, in the latter case, when said Class III or ME/EPP Credit eventually becomes a Court Deposits Strategic Unsecured Creditor in accordance with Section 4.3.2.2, and that they meet the provisions of Section 4.3.2.

“Late Creditors” means the holders of Late Credits.

“Labor Creditors” means the holders of Labor Credits.

“Court Deposits Labor Creditors” means the Labor Creditors who are parties to lawsuits involving the Debtors, in whose case records the Court Deposits have been made

“Issuance Date of Notes” means the date of issuance of New Notes.

“Request Date” means the date of the filing of the request for judicial reorganization, namely: June 20, 2016

“Bondholders Decision” means the decision rendered by the Judicial Reorganization Court on the procedure and respective documentation to be submitted by the Bondholders for the individualization of the Bonds held thereby for the purposes of individualized exercise of the right of petition, voice and vote.

“Court Deposit” means the court deposits made by Oi Group within the scope of judicial actions of any nature, which will be used in the payment of particular credits, as set forth in this Plan.

“Consolidated Financial Expense” means, in any period, without duplicity, the sum of the consolidated expense with interest of Oi for the period of four quarters on any of their debts acquired through loans payable in cash (paid or capitalized) to the extent that such expense was deducted (and not added again) from the calculation of the consolidated operational result.

“Business Day” means any and every day rather than a Saturday, Sunday, or holiday in the city of Rio de Janeiro, State of Rio de Janeiro.

“Directors Officers” means Oi’s statutory officers without specific designation that were nominated and invested in office after August 2017.

“Transitional Officers” means Oi’s statutory officers who were exercising their activities before August 2017 and the current CEO.

“United States Dollars” or “USD” means the currency of the United States of America.

“EBITDA” means, for the last four (4) and consecutive fiscal quarters of Oi, each an “accounting period”, the sum (without any duplicity) (i) of the result before the taxes on the consolidated profit for a certain accounting period (adjusted by the extraordinary profits or losses); (ii) of the following factors deducted for the purposes of determining the result before taxes on profit: (1) consolidated depreciation and amortization occurred in that same accounting period; (2) Consolidated Financial Expenses deducted from the consolidated financial revenues. It represents the routine EBITDA, as presented in the management report included in the consolidated financial statements of Oi.

“Material Adverse Effect” means, regarding any of the companies forming Oi Group, any change or effect that, both individually or jointly with other factors, have a material adverse effect on the financial situation and on the transactions made by the companies included in Oi Group as a whole, or a material adverse effect on the capacity of the companies included in Oi Group to implement, complete, and/or comply with any of the obligations under the terms of this Plan provided, however, that for the purposes of this definition, no change, effect, event or incident arises or results from any of the following situations, solely or combined, constitute or are taken into consideration in the determination that they have been or could be a Material Adverse Effect: (i) general changes, developments or conditions in any national, regional or global economy or in the industries in which the companies included in Oi Group operate, except as the companies included in Oi Group are disproportionally affected by such changes, developments or conditions; and (ii) financial conditions or other political or market condition in the country where the companies included in Oi Group operate.

“Financial Charges” means any inflation adjustment, interest, fine, penalty, indemnity, inflation, losses and damages, and/or late payment interest, among other charges of a similar nature.

“Bylaws” means the bylaws or a similar organizational document of OI, TELEMAR, OI MÓVEL, COPART 4, COPART 5, PTIF, and OI COOP and their Affiliates.

“Euro” or “EUR” means the currency of the European Union.

“Oi Group” means OI, TELEMAR, OI MÓVEL, COPART 4, COPART 5, OI COOP, and PTIF.

“Judicial Ratification of the Plan” means the judicial decision rendered by the Judicial Reorganization Court that granted the Judicial Reorganization, under the terms of art. 58, main paragraph or paragraph 1 of the LFR. For the purposes of this Plan, the Judicial Ratification of the Plan is considered to occur on the date of publication, on the official gazette, of the trial court decision granting the Judicial Reorganization, against which, after the expiration of the terms for the filing of the applicable appeals, no appeals with suspensive effect are pending judgment. In the event that the Plan is rejected in the trial court or in the appellate court, the Judicial Ratification of the Plan will be considered effective, respectively, on the date on which the eventual appellate court’s decision, or that of a higher court, is made available on the official gazette, whether of a trial court or the full appellate court – whichever occurs first – as deliberated, against which, after the expiration of the terms to file the applicable appeals, no appeals with suspensive effect are pending judgment.

“INSS” means the National Institute of Social Security, linked to the Ministry of Labor and Social Security.

“Backstopper Investors” means the investors identified in the Backstop Agreement, which undertook to immediate provide or obtain solid commitments of guarantee of the full subscription of the Capital Increase New Funds.

“IPCA” means the Consumer Price Index, measured on a monthly basis by the IBGE (Brazilian Institute of Geography and Statistics).

“Judicial Reorganization Court” means the court of the 7th Commercial Court of the District of the Capital – RJ.

“Reports” means Oi Group’s economic and financial, and asset and property assessment reports, prepared under the terms of article 53, items II and III of the LFR.

“Law”: means any law, regulation, order, award, or decree issued by any Governmental Authority.

“Brazilian Corporations Law” means Law No. 6,404, dated December 15, 1976.

“General Telecommunications Law” means Law No. 9,472, dated July 16, 1997.

“LFR”: means Law No. 11,101, dated February 9, 2005.

“LIBOR” means the London Interbank Offered Rate for United States Dollars and Euros, published by Reuters (or a different commercially available source providing these rates), of six (6) months.

“Current Litigants” means the Pre-Petition Litigants that, on the date of this Plan, are in a litigation against any of the Debtors, their Affiliates and/or their current or former Officers, in the United States of America, Netherlands (Holland) or in the Cayman Islands and the creditors, as defined in the credit agreement related to Mr. J.R, Berkenbosh as trustee in the bankruptcy proceedings of Oi Brasil Holdings Cooperatief U.A., dated of July 4, 2017, against the assets in liquidation due to bankruptcy of COOP (the “Financing DIP”)

“Mediation/Conciliation/Agreement” means any proceeding to be filed under the terms of Law No. 13,140, dated June 26, 2015.

“Ministry of Communications” means the body of the Brazilian Executive Power created by Decree-Law No. 200, dated February 25, 1967, which regulates the telecommunication, postal, and broadcasting services.

“Payment Option Notice” means the notice to be sent by the Bondholders Unsecured Creditors, with exception of the Non-qualified Bondholders holding Bondholders’ Unsecured Credits up to fifty thousand Reais (BRL50,000.00), within fifty (15) calendar days from the Judicial Ratification of the Plan, as per Exhibit 4.5.5 and pursuant to Section 4.5.5, to express their interests in adhering to one of the Payment Options of the Bondholders Unsecured Creditors defined in Section 4.3.3.

“New Notes” means the Notes to be issued pursuant to Section 4.3.3.3.

“New Board of Directors” means Oi Board of Directors to be composed pursuant to Section 9.4.

“NYSE” means the New York Stock Exchange.

“OI” means OI S.A. – under judicial reorganization, a publicly held corporation, registered with the CNPJ/MF under No. 76.535.764/0001-43, with its registered office and principal place of business at Rua do Lavradio nº 71, Centro, Rio de Janeiro - RJ, CEP 20230-070.

“Oi Coop” means OI BRASIL HOLDINGS COÖPERATIEF U.A. – UNDER JUDICIAL REORGANIZATION, a private legal entity organized and existing under the Laws of the Netherlands, registered with the CNPJ/MF under No. 16.770.090/0001-30, with a registered office in Amsterdam, Schiphol Boulevard 231, B tower, 5º andar, 1118 BH Schiphol, and principal place of business in the city of Rio de Janeiro - RJ.

“Oi Móvel” means Oi Móvel S.A. – under judicial reorganization, a closely held corporation, registered with the CNPJ/MF under No. 05.423.963/0001-11, with a registered office at Setor Comercial Norte, Quadra 3, Bloco A, Edifício Estação Telefônica, térreo (parte 2), Brasília - DF, at Setor Comercial Norte, Quadra 3, Bloco A, Edifício Estação Telefônica, térreo (parte 2), CEP 70.713-900.

“OPEX” means the result of the continuous costs that a company has to keep running. It means operational expenditure.

“Exempted Parties” means the Debtors, their Affiliates, controlled companies, subsidiary companies, associated companies, associated entities, and other companies in the same group, and their respective shareholders, directors, counselors, investors, employees, attorneys, advisors, agents, attorneys in fact, and representatives, including their predecessors and successors.

“Exempted Parties Backstopper Investors” means the Backstopper Investors and the entities controlled thereby, subsidiaries and affiliates, and other companies in the same corporate and economic group, their officers, directors, minority shareholders, partners, employees and advisors and successors.

“Protected Parties” means, in relation to the Current Litigants, their companies, subsidiaries, controlled companies, associates, controlling companies, former and new companies, current or previous, as well as attorneys-in-fact, officers, administrators, managers, founding partners, partners, members, employees, agents, representatives, members of the advisory council, financial advisors, attorneys, accountants, consultants, investment banks and other professionals, in the capacity of advisors of the parties involved, and in relation to the Debtors, its subsidiaries, controlled companies, associates, controlling companies, former and new companies, current or previous, as well as attorneys-in-fact, officers, administrators, managers, founding partners, members, employees, agents, representatives, financial advisors, attorneys, accountants, consultants, investment banks and other professionals, in the capacity of advisors of the parties involved.

“Person” means any individual, firm, corporation, company, unincorporated association, partnership, trust, or other legal entity or responsible for administrative decision that is not the subject matter of questioning by the Judiciary Power.

“Class III or ME/EPP Joint Petition” means the joint petition to be presented under the terms of Section 4.3.2.6., in a form and with contents to be disclosed by the Debtors fifteen (15) days in advance of the date of the Creditors’ General Meeting convened to deliberate upon this Plan.

“Transitional Period” means the period between the date of Approval of the Plan, the occurrence and conclusion of the Capital Increase Capitalization of Credits, twelve (12) months from the Ratification of the Plan or February 28, 2019, whichever comes first.

“Plan or PRJ” means this joint judicial reorganization plan, including all amendments, modifications, changes and complements, as well as all exhibits and documents referred to in the clauses of this Plan.

“General Plan of Universalization Goals” means the plans that provide for the universalization obligations, which are regularly reviewed through the issuance of decrees by the Federal Government (currently, PGMU III, approved by Decree No. 7,512, of June 30, 2011, is in effect and includes goals for the period between 2011 and 2016).

“General Plan of Concessions” means the plan that defined the regions and sectors for the concessions and authorizations of the Fixed Commuted Telephone Service instituted by Decree No. 6,654, of November 20, 2008.

“National Broadband Plan” means an initiative of the Federal Government created by Decree No. 7,175, of May 12, 2010, which main objective is to make the access to broadband Internet popular in the country, especially in areas lacking technology.

“Portugal Telecom” means Portugal Telecom, a Portuguese telecommunications company.

“Proceedings” means any and all litigations, at a judicial, administrative, or arbitration sphere (in any phase, including the execution/satisfaction of the judgment) in course on the Request Date involving a discussion associated with any of the Pre-Petition Credits before the Judiciary Power or the Arbitration Court, as applicable, including labor claims.

“DR Program” means the depositary receipts program issued abroad by a depositary institution.

“PTIF” means Portugal Telecom International Finance B.V. – under judicial reorganization, a private legal entity organized and existing under the Laws of the Netherlands, with its registered office in Amsterdam, Naritaweg 165, 1043 BW, and principal place of business in the city of Rio de Janeiro - RJ.

“Real”: means the local currency in the Federative Republic of Brazil.

“Net Revenue from the Sale of Assets” means the funds with the disposal of net assets of the direct costs related to such transaction (including costs with legal, accounting and financial consultancy, commission and sales) and any relocation of debts incurred and taxes and fees paid or to be paid as a result of the respective disposal of assets

“Acknowledgement of the Plan in the Creditor’s Jurisdiction” means any judicial decision or court order required for the Plan to produce its regular effects in the jurisdiction applicable to the Creditor in point.

“Judicial Reorganization” means this judicial reorganization proceeding, under No. 0203711-65.2016.8.19.0001, pending in the Judicial Reorganization Court.

“Debtors” means Oi, Telemar, Oi Móvel, Copart 4, Copart 5, Oi Coop, and PTIF.

“Regions I, II, and III” means the regions of the Brazilian territory divided by the General Plan of Concessions for concessions and authorizations of the Fixed Commuted Telephone Service, considering that Region I comprises 16 states located in regions North, Northeast, and Southeast of Brazil, Region II comprises the Federal District and nine states located in regions North, Midwest, and South, and Region III comprises the State of São Paulo.

“Creditors’ List of the Bankruptcy Trustee” means the list of creditors prepared by the Bankruptcy Trustee in accordance with article 7, paragraph 2 of the LFR.

“Corporate Reorganization” means the corporate reorganization to be made under the terms of Section 7 of this Plan.

“Creditors’ Meeting” means the meeting of Eligible Creditors for resolution of subjects set forth in this Plan, the call, instatement and resolution of which shall observe Section 8.1.

“Cash Balance” means the sum of the following accounts of the consolidated balance sheet: 1.01.01 Cash and Cash Equivalents; 1.01.02 Financial Investments, calculated in the consolidated Standardized Financial Statements – Oi’s DFPs.

“Minimum Cash Balance” in relation to any fiscal year, means the greatest between: (i) 25% of the OPEX + CAPEX of the respective fiscal year, calculated annually based on the consolidated annual  financial statements of Oi for the respective fiscal year or (ii) five billion Reais (BRL5,000,000,000.00). Additionally, during the next five (5) fiscal years following the year in which the Capital Increase – New Funds is concluded, any funds derived from Capital Increases – New Funds will be added to the calculation of the Minimum Cash Balance; and (ii) the next four (4) fiscal years following the year in which a capital increase of Oi is concluded, any funds derived from the respective capital increase will be added to the calculation of the Minimum Cash Balance.

“SELIC” means the adjusted average rate of daily financings assessed in the Settlement and Custody Special System for federal bonds, the application of which complies with Law 10,522, of July 19, 2002.

“Exchange Rate” means, for any event (except in the cases of Conversion Exchange Rate and Voting Exchange Rate), the closing rate for sale of United States Dollars/Real and Euro/Real, as applicable, published by the Brazilian Central bank on its website, on the section Quotations and Bulletins, option “Closing Quotations of All Currencies on one Date”, or any other rate that may replace it, and the sale closing rate for sale of Euro/United States Dollars, published on Bloomberg’s information system.

“Conversion Exchange Rate” means the closing rate for sale on December 11, 2017, of United States Dollars/Real and Euro/Real, as applicable, published by the Brazilian Central Bank on its website, on the section Quotations and Bulletins, option “Closing Quotations of All Currencies on one Date”, or any other rate that may replace it, and the sale closing rate for sale on t December 11, 2017, of Euro/United States Dollars, published on Bloomberg’s information system.

“Voting Exchange Rate” means the closing rate for sale on the Business Day immediately before the Creditors’ General Meeting that deliberates on the Approval of the Plan, of United States Dollars/Real and Euro/Real, as applicable, published by the Brazilian Central Bank on its website, on the section Quotations and Bulletins, option “Closing Quotations of All Currencies on one Date”, or any other rate that may replace it.

“Telemar” means Telemar Norte Leste S.A. – under judicial reorganization, a closely held corporation, registered with the CNPJ/MF under No. 33.000.118/0001-79, with its registered office and principal place of business at Rua do Lavradio nº 71, Centro, Rio de Janeiro - RJ, CEP 20230-070.

“TR” means the reference rate instituted by Law No. 8,177/91, as calculated and disclosed by the Central Bank of Brazil, which the product will be accrued to the balance of the face value of the Credit for purposes of the calculation of the pecuniary amount of the obligations provided for in this Plan, and which will be owed on the payment dates set forth herein. In case of temporary unavailability of the TR, the last index-number disclosed, calculated on a pro rata temporis basis for Business Days, will be used to replace it, considering that no financial compensations will be applicable upon the disclosure of the appropriate index-number. In the absence of the calculation and/or disclosure of the index-number for a period longer than five (5) Business Days after the date expected for its disclosure, or even in case of its termination by legal requirement or court order, the TR must be replaced by a substitute legally determined for such.

“Bonds’ Trustee” means The Bank of New York Mellon and Citicorp Trustee Company Ltd., fiduciary agents pursuant to the Bonds Issue Deeds, as the case may be, as well as the companies that are directly or indirectly controlled thereby, their officers, administrators and employees, or other agent that may be indicated in replacement of The Bank of New York Mellon and/or Citicorp Trustee Company Ltd. pursuant to the Bonds Issue Deeds.

“UPI” means the isolated production sites to be disposed of under the terms of article 60 of the LFR.

“Fair Market Value” means, regarding any asset, the price (which, for clarification, shall consider any liability associated with the related asset) that would be paid by a willing buyer to a willing seller not affiliated in a commercial transaction that does not involve the arrest of assets or coercion from any part, determined in good faith the Board of Directors of Oi.

EXHIBIT 2.6

REPORTS

EXHIBIT 3.1.3

Assets

Direct or indirect disposal of the following assets:

UNITEL S.A., an Angolan company with tax identification number 5410003144, registered before the Commercial Registry of Luanda under number 44/199, headquartered in Talatona, Sector 22, via C3, Edifício UNITEL, Luanda Sul, Angola.

BRASIL TELECOM CALL CENTER S.A., a corporation enrolled in the CNPJ/MF under No. 04.014.081/0001-30, registered before the Commercial Registry of the State of Goiás under NIRE 53 3 0000758-6, headquartered at Rodovia BR 153, Km 06, S/N, Bloco 03, Vila Redenção, in the City of Goiânia, State of Goiás, CEP 74.845-090;

TIMOR TELECOM, S.A., corporation, collective entity No. 1014630, registered with the National Administration of Domestic Trade under No. 01847/MTCI/XI/2012, with its principal place of business at Rua Presidente Nicolau Lobato, Timor Plaza, 4º andar, in Dili, Timor Leste.

The formalization of the disposal of assets located at the addresses listed below is subject to prior verification regarding the lack of impediment or prohibition of an administrative or judicial nature:

•           BR 101 KM 205 (Barreiros/Almoxarifado), in the State of Santa Catarina and registered under enrollment No. 40564;

•           Av Madre Benvenuta, in the State of Santa Catarina and registered under enrollment No. 48391;

•           Rua Cel Genuino, in the State of Rio Grande do Sul and registered under enrollment Nos. 8.247, 24.697, 24.698, 24.699, 11.046, 11.047;

•           Av. Joaquim de Oliveira, in the State of Rio Grande do Sul and registered under enrollment No. 114.947;

•           Avenida Lauro Sodre nº 3290, in the State of Rondônia and registered under enrollment No. 24743;

•           Rua Gabriel de Lara, in the State of Paraná and registered under enrollment No. 16059;

•           Rua Neo Alves Martins nº 2263, in the State of Paraná and registered under enrollment No. 58948;

•           Travessa Teixeira de Freitas nº 75 (Complexo Merces F), in the State of Paraná and registered under enrollment Nos. 36731, 36732, 36733, 36734, 36735, 36736, 36737, 36738, 36739, 36740 and 36741;

•           Avenida Teixeira de Freitas nº 141 (Complexo Merces G), in the State of Paraná and registered under enrollment No. 15049;

•           Rua Visconde Nacar nº 234 (Complexo Merces B), in the State of Paraná and registered under enrollment No. 26912;

•           Rua Visconde do Rio Branco nº 397 (Complexo Merces A), in the State of Paraná and registered under enrollment No. 13940;

•           Avenida Goias, in the State of Goiás and registered under enrollment Nos. 42.041 and 42.042;

•           Avenida Getulio Vargas S/N, in the State of Roraima and registered under enrollment Nos. 46.241, 46.242, 46.243 and 46.244;

•           Rua Sabino Vieira / Rua Chaves De Faria nº 85/ R.S.L. Gonzaga nº 275, in the State of Rio de Janeiro and registered under enrollment No. 55316;

•           Rua Dr. Miguel Vieira Ferreira (Rua Uranos 1139), in the State of Rio de Janeiro and registered under enrollment No. 51186;

•           Estr. Pau da Fome nº 2716, in the State of Rio de Janeiro and registered under enrollment No. 105885;

•           Avenida Nossa Senhora de Copacabana n° 462 A, lj e, s/lj, in the State of Rio de Janeiro and registered under enrollment No. 67704;

•           Rua dos Limoeiros nº 200, in the State of Rio de Janeiro and registered under enrollment No. 10409;

•           Camaragibe - Estrada de Aldeia - Km-125, in the State of Pernambuco and registered under enrollment No. 2503;

•           Rua do Principe nº 156 e nº 120, in the State of Pernambuco and registered under enrollment No. 24857;

•           Rua Itambe nº 200, in the State of Minas Gerais and registered under enrollment No. 38227;

•           Rua Vitorio Nunes Da Motta nº 220, Enseada do Suá in the State of Espírito Santo and registered under enrollment No. 52265;

•           Rua Silveira Martins, Cabula, nº 355, in the State of Bahia and registered under enrollment No. 76908;

•           Rua Prof. Anfrisia Santiago nº 212, in the State of Bahia and registered under enrollment No. 12798;

•           Avenida Getulio Vargas - BL. A, nº 950, in the State of Amazonas and registered under enrollment No. 14610;

•           Rua Goias, S/N, Farol, in the State of Alagoas and registered under enrollment No. 75071.

•           Rua Zacarias da Silva, Lote 2, Barra da Tijuca (Alvorada), in the City and State of Rio de Janeiro and registered under enrollment No. 381171;

•           Rua Senador Pompeu, nº 119 - 5º andar, Centro, in the City and State of Rio de Janeiro and registered under enrollment No. 106766;

•           Rua Alexandre Mackenzie, nº 75, Centro, in the City and State of Rio de Janeiro and registered under enrollment Nos. 274011, 274012, 274013, 274014, 274015, 274039, 274040, 274041, 274042;

•           Rua do Lavradio, nº 71, Centro (Arcos), in the City and State of Rio de Janeiro and registered under enrollment No. 70149;

•           Rua Araribóia, nº 140, São Francisco, in the City of Niterói, State of Rio de Janeiro, and registered under enrollment No. 10770;

•           Rua Assai, s/n, Jardim Pindorama, in the City of São Félix do Araguaia, State of Mato Grosso, and registered under enrollment No. 3825;

•           Rua Sena Madureira, nº 1070, in the City of Fortaleza, State of Ceará, and registered under enrollment No. 1409;

•           Rua Manoel P. da Silva (Cap. Pereirinha, S/N), in the City of Corumbá, State of Mato Grosso do Sul, and registered under enrollment Nos. 24.969, 24.970, 24.971, 24.972 and 24.973;

•           Av Nicanor de Carvalho, nº 10, in the City of Corumbá, State of Mato Grosso do Sul, and registered under enrollment No. 12295;

•           Pq. Triunfo de Cotegipe, S/N – João Dantas, in the City of Alagoinhas, State of Bahia, and registered under enrollment No. 775;

•           Estrada Velha do Amparo, KM 4, in the City of Friburgo, State of Rio de Janeiro, and registered under enrollment No. 5283;

•           Av. Prudente de Morais, nº 757 B, Bairro Tirol, in the City of Natal, State of Rio Grande do Norte, and registered under enrollment No. 28639;

•           Av. Afonso Pena, nº 583, in the City of Manaus, State of Amazonas, and registered under enrollment No. 7496;

•           Rua Leitão da Silva, nº 2.159, Itararé (CONJED), in the City of Vitória, State of Espírito Santo, and registered under enrollment Nos. 46.977 and 46.978;

•           BLOCO C, QUADRA 02, SETOR COMERCIAL CENTRAL, Planaltina, in the City of Brasília, Distrito Federal, and registered under enrollment No. 801;

•           Rua Padre Pedro Pinto nº1460, Venda Nova (ISFAP), in the City of Belo Horizonte, State of Minas Gerais, and registered under enrollment No. 4187;

•           Rua 2 De Setembro, nº 733, Campo De Futebol, in the City of Blumenau, State of Santa Catarina, and registered under enrollment No. 598;

•           BR 116, KM 159, Rua Cel Antônio Cordeiro, 3950, Altamira, in the City of Russas, State of Ceará, and registered under enrollment No. 180;

•           Rua Correa Vasques,69, Cidade Nova, in the City and State of Rio de Janeiro and registered under enrollment Nos. 40962, 40963, 40964, 40965, 40966, 40967, 40968, 40969, 40970, 40971, 40972, 41190;

•           Rua Walter Ianni, Anel Rodoviário, KM 23,5 - Bairro Aarão Reis/São Gabriel (PUC MINAS), in the City of Belo Horizonte, State of Minas Gerais, and registered under enrollment No. 27601;

EXHIBIT 4.2.4

SECURED CREDITS

EXHIBIT 4.3.1.2(A1)

RESTRUCTURING OPTION I – CREDITS IN REAIS

EXHIBIT 4.3.1.2(A2)

RESTRUCTURING OPTION I – CREDITS IN REAIS

EXHIBIT 4.3.1.2(B)

RESTRUCTURING OPTION I – CREDITS IN UNITED STATES DOLLARS

EXHIBIT 4.3.3.1(F)

INSTRUMENT OF NON-QUALIFIED BONDHOLDERS’ UNSECURED CREDITS

EXHIBIT 4.3.3.3.(F)

QUALIFIED BONDHOLDERS’ UNSECURED CREDITS – NEW NOTES

EXHIBIT 4.3.3.5(c)

CONDITIONS PRECEDENT

            The following Conditions Precedent are conditions precedent for the Capital Increase – Capitalization of Credits as set forth in Section 4.3.3.5(c) of the Plan, which shall be verified or formally and expressly waived by the Qualified Bondholders Unsecured Creditors in Creditors’ Meeting, as set forth in Exhibit 8.1:

(i)        approval of the Plan by the Creditors’ General Meeting, as per Article 45 of LFR;

(ii)       Judicial Ratification of the Plan without any exception, modification or restrict that directly or indirectly affects any right of the Qualified Bondholders Unsecured Creditors as per the Plan, individually or jointly considered, provided that

(ii.a) no appeal is filed against the decision of Judicial Ratification of the Plan (Article 58 of LFR) which has received staying effects or, if staying effects are given to the appeal, the decision that granted staying effects has been reconsidered or revoked by another lower court or panel decision; or

(ii.b) no judicial or administrative action has been requested and granted where an injunction, interim relief and/or any measure or similar writ of mandamus that has the effect of staying or making unfeasible the Judicial Ratification of the Plan and/or the implementation, in the whole or in part, of this Plan, or, if said injunction, interim relief and/or any measure or similar writ of mandamus is granted, this granting is reconsidered or revoked by the competent authority.

(iii)      absence of violation of any obligation assumed by Oi Group pursuant to or as consequence of this Plan;

(iv)

(iv.a) ANATEL, represented by the Office of the General Counsel for the Federal Government, did not submit new answers or appeals in court nor has insisted on answers or appeals in court existing on the date of the Approval of the Plan in relation to this Plan or to the restructuring object of this Plan, including the novation and/or restructuring of the Pre-Petition Credits Regulatory Agencies, as per Section 4.3.4; or

(iv.b) ANATEL has not rendered in administrative proceedings a decision determining the intervention or similar acts that affect the granting and/or authorizations operated by Oi Group or that may result in a Material Adverse Effect;

(v)        novation and restructuring of the Pre-Petition Credits Regulatory Agencies pursuant to this Plan;

(vi)       granting of all regulatory and legal authorizations necessary for the implementation of the Capital Increase – Capitalization of Credits, including, but not limited to, ANATEL’s authorizations and, if applicable, CADE’s;

(vii)      absence of labor, social security, tax, civil and/or environmental, administrative  actions, adverse decisions or contingences and/or of any other nature, including, but not limited to, anticorruption investigations or similar actions against Oi Group, which make Debtor liable for the payment of any amount greater than ten (10) billion Reais, individually considered, and/or that result or may result in a Material Adverse Effect.

EXHIBIT 7.1

Corporate Reorganizations

•           Merger of Oi Internet S.A into Oi or Telemar or Oi Móvel;

•           Merger of Oi Móvel S.A. into Telemar or Oi;

•           Merger of Telemar into Oi.

•           Merger of Paggo Administradora Ltda. into Oi Móvel;

•           Merger of Brasil Telecom Comunicação Multimídia Ltda. into Telemar or Oi;

•           Merger of Copart 4 into Telemar;

•           Merger of Copart 5 into Oi;

•           Merger or transfer of assets of SEREDE – Serviços de Rede S.A. in one or more Debtors;

•           Merger or transfer of assets of Rede Conecta Serviços de Rede S.A. in one or more Debtors;

•           Any reorganization that does not cause a Material Adverse Effect on the companies included in Oi Group and that does not materially change the nature of the businesses of the companies included in Oi Group;

EXHIBIT 8.1.

CREDITOR’S MEETING

1.1.      Creditors’ Representation. Within fifteen (15) days from the Ratification of the Plan, the Qualified Bondholders Unsecured Creditors shall sent notify Oi Group, pursuant to Section 13.6 of the Plan, to indicate the attorneys-in-fact qualified to represent them in the Creditors’ Meeting that may be called pursuant to the Plan, with the following information: (i) full identification; (ii) phone number; (iii) electronic address (email); and (iv) address.

1.2.      Oi Group is released from calling for the Creditors’ Meeting the Qualified Bondholders Unsecured Creditors that do not comply with the term establish above, and this lack of call of such Creditors is not non-compliance by Oi Group with the obligations assumed in this Section.

1.2.1.   Any change in the information sent by the Qualified Bondholders Unsecured Creditors to Oi Group shall be immediately informed to Oi Group, upon new notice pursuant to Section 13.6 of the Plan. The impossibility of calling the Qualified Bondholders Unsecured Creditor due to the lack of such notice shall be construed as non-compliance by Oi Group with its obligation of calling the Qualified Bondholders Unsecured Creditors for the Creditors’ Meeting.

1.3.      Rules of Call, Instatement and Resolution. The rules of call, instatement and resolution are the following:

(i) the call will be made at least eight (8) days in advance for the first call and five (5) for the second call;

(ii) the Creditors’ Meeting shall be instated, in first call, with the presence of Qualified Bondholders Unsecured Creditors holding more than fifty percent (50%) of the Qualified Bondholders Unsecured Credits, or, in second call, with any quorum;

(iii) the vote of each Qualified Bondholders Unsecured Creditor shall be proportional to the amount of its respective Credit. The Credits in foreign currency shall be converted by the Conversion Exchange Rate;

(iv) except if otherwise set forth in this Plan, the resolutions shall be taken by the Qualified Bondholders Unsecured Creditors that represent more than half (50% + BRL 1.00) of the total amount of the Qualified Bondholders Unsecured Credits present to the Creditors’ Meeting;

(v) the Creditors’ Meeting shall take place always in the City of Rio de Janeiro, State of Rio de Janeiro, in the Federative Republic of Brazil, in a location to be timely defined by Oi Group;

(vi) the call of the Qualified Bondholders Unsecured Creditors shall be made by Oi Group, by its own initiative or at the request of the Qualified Bondholders Unsecured Creditors representing at least twenty percent (20%) of the Qualified Bondholders Unsecured Credits, through notice sent by email to any of the attorneys-in-fact indicated by the Qualified Bondholders Unsecured Creditor for that purpose, pursuant to Section 13.6 of the Plan. If Oi Group, at the request of the Qualified Bondholders Unsecured Creditors, representing at least twenty percent (20%) of the Qualified Bondholders Unsecured Credits, does not call the Creditors’ Meeting within five (5) Business Days from the respective request, such Qualified Bondholders Unsecured Creditors may call a Creditors’ Meeting in their own name, and they shall be refunded by Oi Group for the costs incurred; and

(vii) the rules set forth in LFR for instatement and resolution in Creditors’ General Meeting shall be applied to what is not expressly provided in this Exhibit.

EXHIBIT 9.2

MEMBERS OF THE TRANSITIONAL BOARD OF DIRECTORS

1. José Mauro Mettrau Carneiro da Cunha, CPF (Individual Taxpayers’ Register) No. 299.637.297-20 – Chairman

2. Ricardo Reisen de Pinho, CPF No. 855.027.907-20 – Vice-Chairman

3. Marcos Duarte Santos, CPF No. 014.066.837-36

4. Luis Maria Viana Palha da Silva, CPF No. 073.725.141-77

5. Pedro Zañartu Gubert Morais Leitão, Portuguese Passport No. M655076

6. Helio Calixto da Costa, CPF No. 047.629.916-00

7. Marcos Rocha, CPF 801.239.967-91

8. Eleazar de Carvalho Filho, CPF 382.478.107-78

9. Marcos Grodetzky, CPF 425.552.057-72

In the absences or temporary hindrance of the Chairman of the Transitional Board of Directors, he shall be replaced by the Vice-Chairman of the Transitional Board of Directors, regarding his functions and prerogatives.